Exhibit 99.1

Grant Thornton LLP 27777 Franklin Road, Suite 800 Southfield, MI 48034-2366 T 248 262.1950 F 248 350.3581 www.GrantThornton.com

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

Federal-Mogul LLC

We have audited the accompanying consolidated financial statements of Federal-Mogul LLC (a Delaware company, fka Federal-Mogul Holdings LLC) and subsidiaries, which comprise the consolidated balance sheet as of December 31, 2017, and the related consolidated statements of operations, comprehensive income (loss), member interest and shareholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Federal-Mogul LLC and subsidiaries as of December 31, 2017, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Other matter

We also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Federal-Mogul LLC as of December 31, 2016 and for each of the two years in the period ended December 31, 2016, and our report dated February 22, 2017 expressed an unqualified opinion on those financial statements.

/s/ Grant Thornton LLP

Southfield, Michigan

February 26, 2018 (except for the paragraph entitled Changes in Accounting Principle in Note 2, Basis of Presentation and Summary of Significant Accounting Policies and Note 20, Operations by Reporting Segment, as to which the date is June 25, 2018)

FEDERAL-MOGUL LLC

Consolidated Statements of Operations

(In millions, except per share amounts)

	Year Ended December 31
	2017	2016	2015
Net sales	$7,879	$7,434	$7,419
Cost of products sold	(6,688)	(6,288)	(6,331)

Gross profit	1,191	1,146	1,088
Selling, general and administrative expenses	(804)	(787)	(778)
Goodwill and intangible impairment expense, net (Note 11)	(11)	(6)	(94)
Restructuring charges and asset impairments, net (Note 3)	(37)	(44)	(121)
Amortization expense (Note 11)	(58)	(58)	(59)
Other income (expense), net (Note 4)	9	21	(5)

Operating income (loss)	290	272	31
Interest expense, net	(148)	(145)	(138)
Non service pension and other postretirement benefits expense (Note 2)	(35)	(41)	(30)
Loss on debt extinguishment	(4)	—	—
Equity earnings of nonconsolidated affiliates, net of tax (Note 12)	68	59	56

Income (loss) from continuing operations	171	145	(81)
Income tax (expense) benefit (Note 16)	190	(55)	(30)

Income (loss) from continuing operations	361	90	(111)
Gain (loss) from discontinued operations, net of tax	—	—	7

Net income (loss)	361	90	(104)
Net (income) loss attributable to noncontrolling interests	(11)	(8)	(6)

Net income (loss) attributable to Federal-Mogul	$350	$82	$(110)

Amounts attributable to Federal-Mogul:
Net income (loss) from continuing operations	$350	$82	$(117)
Gain (loss) from discontinued operations, net of tax	—	—	7

Net income (loss)	$350	$82	$(110)

Net income (loss) per common share attributable to Federal-Mogul Basic and diluted (Note 19):
Net income (loss) from continuing operations		$0.49	$(0.71)
Gain (loss) from discontinued operations, net of tax		—	0.04

Net income (loss)		$0.49	$(0.67)

See accompanying notes to Consolidated Financial Statements.

FEDERAL-MOGUL LLC

Consolidated Statements of Comprehensive Income (Loss)

(In millions)

	Year Ended December 31
	2017	2016	2015
Net income (loss)	$361	$90	$(104)
Other comprehensive income (loss), net of tax (Note 18)
Foreign currency translation adjustment, including net investment hedges	116	(145)	(237)
Cash flow hedging	(1)	3	—
Pension and postretirement benefit plans	46	30	56

Other comprehensive income (loss), net of tax	161	(112)	(181)

Comprehensive income (loss)	522	(22)	(285)
Comprehensive (income) loss attributable to noncontrolling interests	(23)	(10)	(1)

Comprehensive income (loss) attributable to Federal-Mogul	$499	$(32)	$(286)

See accompanying notes to Consolidated Financial Statements.

FEDERAL-MOGUL LLC

Consolidated Balance Sheets

(In millions, except share amounts)

	December 31
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$319	$300
Accounts receivable, net	1,294	1,238
Inventories, net (Note 9)	1,456	1,321
Prepaid expenses and other current assets	208	186

Total current assets	3,277	3,045
Property, plant and equipment, net (Note 10)	2,544	2,334
Goodwill and other indefinite-lived intangible assets (Note 11)	913	901
Definite-lived intangible assets, net (Note 11)	289	343
Investments in nonconsolidated affiliates (Note 12)	324	270
Other noncurrent assets	167	183

TOTAL ASSETS	$7,514	$7,076

LIABILITIES, AND MEMBER INTEREST AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt, including current portion of long-term debt (Note 13)	$126	$142
Accounts payable	1,020	885
Accrued liabilities (Note 14)	506	554
Current portion of pension and other postretirement benefits liability (Note 15)	38	37
Other current liabilities	183	156

Total current liabilities	1,873	1,774
Long-term debt (Note 13)	3,004	2,883
Pension and other postretirement benefits liability (Note 15)	1,037	1,076
Long-term deferred income taxes (Note 16)	119	366
Other accrued liabilities	84	97
Member interest and shareholders’ equity:
Member interest	2,884	—
Preferred stock ($0.01 par value; 90,000,000 authorized shares; none issued as of December 31, 2016)	—	—
Common stock ($0.01 par value; 450,100,000 authorized shares; 170,636,151 issued shares and 169,040,651 outstanding shares as of December 31, 2016)	—	2
Additional paid-in capital	—	2,899
Accumulated deficit	(364)	(714)
Accumulated other comprehensive income (loss)	(1,283)	(1,432)
Treasury stock, at cost	—	(17)

Total Federal-Mogul member interest and shareholders’ equity	1,237	738

Noncontrolling interests	160	142

Total member interest and shareholders’ equity	1,397	880

TOTAL LIABILITIES, AND MEMBER INTEREST AND SHAREHOLDERS’ EQUITY	$7,514	$7,076

See accompanying notes to Consolidated Financial Statements.

FEDERAL-MOGUL LLC

Consolidated Statements of Cash Flows

(In millions)

	Year Ended December 31
	2017	2016	2015
Cash Provided From (Used By) Operating Activities
Net income (loss)	$361	$90	$(104)
Adjustments to reconcile net income (loss) to net cash provided from (used by) operating activities:
Depreciation and amortization	398	375	341
Goodwill and intangible impairment expense, net	11	6	94
Restructuring charges and asset impairments, net	37	44	121
Payments against restructuring liabilities	(39)	(50)	(58)
Change in pension and postretirement benefit plans	(39)	(31)	(68)
Equity earnings of nonconsolidated affiliates	(68)	(59)	(56)
Cash dividends received from nonconsolidated affiliates	39	77	11
Loss on sale of investment in nonconsolidated affiliate	2	—	11
Loss on extinguishment of debt	4	—	—
Uncertain tax positions	(18)	—	—
Deferred tax expense (benefit)	(227)	(28)	(17)
Operating cash flows from discontinued operations	—	—	(7)
Gain from sale of business	(3)	—	—
Gain from sales of property, plant and equipment	(7)	(7)	(4)
Unrealized foreign currency transactions losses (gains)	(2)	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	15	111	(10)
Inventories, net	(60)	5	(172)
Accounts payable	79	7	18
Other assets and liabilities	(67)	6	(62)

Net cash provided from (used by) Operating Activities	416	546	38
Cash Provided From (Used By) Investing Activities
Expenditures for property, plant, and equipment	(393)	(381)	(440)
Payments to acquire businesses, net of cash acquired	(8)	(31)	(360)
Capital investment in consolidated subsidiary from noncontrolling interest partner	—	5	—
Transfer of cash balances upon dispositions of operations held for sale	—	(12)	—
Net proceeds associated with business dispositions	13	—	15
Net proceeds from sales of property, plant, and equipment	17	18	12
Net proceeds from sale of shares in consolidated subsidiary	—	2	—
Net proceeds from sale of investment in nonconsolidated affiliate	1	—	—
Capital investment in nonconsolidated affiliate	—	(1)	(14)

Net cash provided from (used by) Investing Activities	(370)	(400)	(787)
Cash Provided From (Used By) Financing Activities
Proceeds from term loans and notes	1,253	86	—
Principal payments on term loans	(1,189)	(115)	(28)
Proceeds from borrowings on revolving lines of credit	392	430	663
Payments on revolving lines of credit	(482)	(419)	(306)
Principal payments on capital leases	(2)	—	—
Debt issuance costs	(7)	—	—
Increase in other long-term debt	—	—	51
Increase (decrease) in short-term debt	—	(2)	(3)
Proceeds from equity rights offering, net of related fees	—	—	250
Dividends to noncontrolling interest partners	(5)	—	—
Net proceeds (remittances) on servicing of factoring arrangements	5	—	—

Net cash provided from (used by) Financing Activities	(35)	(20)	627
Effect of foreign currency exchange rate fluctuations on cash	7	(31)	(4)

Increase (decrease) in cash and cash equivalents	$18	$95	$(126)

Cash and cash equivalents at beginning of year	$300	$194	$332
Change in cash and cash equivalents held for sale	1	11	(12)
Increase (decrease) in cash and cash equivalents	18	95	(126)

Cash and cash equivalents at end of year	$319	$300	$194

Supplementary Disclosures:
Non-cash financing and investing activities:
Accrued property and equipment additions	$60	$64	$61
Other cash flow information:
Cash paid for interest	$127	$139	$133
Cash paid for income taxes, net of refunds of $9 million in 2017, $7 million in 2016, and $11 million in 2015	$70	$67	$44

See accompanying notes to Consolidated Financial Statements.

FEDERAL-MOGUL LLC

Consolidated Statements of Member Interest and Shareholders’ Equity

(In millions)

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock, at Cost	Member Interest	Noncontrolling Interests	Total
Balance at December 31, 2014	$2	$2,649	$(686)	$(1,142)	$(17)	$—	$103	$909
Acquisitions	—	—	—	—	—	—	28	28
Net income (loss)	—	—	(110)	—	—	—	6	(104)
Other comprehensive loss, net of tax	—	—	—	(176)	—	—	(5)	(181)
Equity rights offering	—	250	—	—	—	—	—	250

Balance at December 31, 2015	2	2,899	(796)	(1,318)	(17)	—	132	902
Net income (loss)	—	—	82	—	—	—	8	90
Other comprehensive loss, net of tax	—	—	—	(114)	—	—	2	(112)

Balance at December 31, 2016	2	2,899	(714)	(1,432)	(17)	—	142	880
Conversion to limited liability company	(2)	(2,899)	—	—	17	2,884	—	—
Net income (loss)	—	—	350	—	—	—	11	361
Other comprehensive loss, net of tax	—	—	—	149	—	—	12	161
Dividends paid to noncontrolling interest partners	—	—	—	—	—	—	(5)	(5)

Balance at December 31, 2017	$—	$—	$(364)	$(1,283)	$—	$2,884	$160	$1,397

See accompanying notes to Consolidated Financial Statements.

FEDERAL-MOGUL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Tabular amounts in millions, except per share amounts)

1.	DESCRIPTION OF BUSINESS

Federal-Mogul LLC (the “Company” or “Federal-Mogul”) is a limited liability company formed under the laws of Delaware.

Icahn Enterprises, L.P. (NASDAQ: IEP) (“IEP”) is a diversified holding company that indirectly owns 100% of the Company’s outstanding LLC interest.

The Company is a global supplier of technology and innovation in vehicle and industrial products for fuel economy, emissions reduction, and safety systems. The Company serves the world’s foremost original equipment manufacturers (“OEM”) and servicers (“OES”, and together with OEM, “OE”) of automotive, light, medium and heavy-duty commercial vehicles, off-road, agricultural, marine, rail, aerospace, power generation and industrial equipment, as well as the worldwide aftermarket.

Spinoff: On January 15, 2016, the Company announced it terminated the previously announced spin-off of its Motorparts division. The Company will continue to operate with two separate, independent businesses with separate CEOs who will each report directly the Company’s board of directors. The separate businesses more effectively serve their unique markets and allow each operating business to pursue its business strategy and more quickly react to its respective market conditions.

Merger Transaction: On September 6, 2016, the Company, American Entertainment Properties Corp., a Delaware corporation (“AEP”), our parent and a subsidiary of IEP, and IEH FM Holdings LLC, a Delaware limited liability company (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which a wholly-owned subsidiary of IEP (“Merger Sub”) would be merged with and into the Federal-Mogul Holdings Corporation with Federal-Mogul Holdings Corporation surviving (the “Merger”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Merger Sub commenced a cash tender offer to acquire, subject to the terms and conditions of the Merger Agreement, all of the issued and outstanding shares of Federal-Mogul Holdings Corporation’s common stock not already owned by IEP and its affiliates for $10.00 per share in cash. On January 23, 2017, the Merger was consummated and Federal-Mogul Holdings Corporation became an indirect wholly-owned subsidiary of IEP and the shares of its common stock ceased to be traded on the NASDAQ stock market.

Conversions: On February 13, 2017, Federal-Mogul Corporation was converted to a Delaware single member limited liability company and changed its name to Federal-Mogul LLC. On February 14, 2017, Federal-Mogul Holdings Corporation was converted to a Delaware single member limited liability company and changed its name to Federal-Mogul Holdings LLC.

Holding Company Merger: On March 29, 2017, Federal-Mogul Holdings LLC was merged with and into Federal-Mogul LLC with Federal-Mogul LLC surviving the merger.

Tenneco Transaction: On April 10, 2018, IEP, American Entertainment Properties Corp., a Delaware corporation, the Company’s parent and an indirect wholly owned subsidiary of IEP (“AEP”), the Company, and Tenneco Inc., a Delaware corporation (“Tenneco”), entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) pursuant to which AEP agreed to sell all of the outstanding membership interests of the Company to Tenneco (the “Transaction”) in exchange for $800 million in cash and 29,444,846 shares of Tenneco common stock. The Transaction is expected to close in the second half of 2018, subject to regulatory approvals, the approval of Tenneco’s shareholders and other customary closing conditions.

Following the closing of the Transaction, Tenneco has agreed to use its reasonable best efforts to pursue the separation of the combined company’s powertrain technology business, and its aftermarket and ride performance business into two separate, publicly traded companies in a spin-off transaction that is expected to be treated as a tax-free reorganization for U.S. federal income tax purposes.

Subsequent to March 31, 2018, the Company incurred a $10 million success fee to be paid to its financial advisers in connection with the signing of the Purchase Agreement.

2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The audited Consolidated Financial Statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

Summary of Significant Accounting Policies

Principles of consolidation: The Company consolidates into its financial statements the accounts of the Company, all wholly-owned subsidiaries, and any partially-owned subsidiary the Company has the ability to control. Control generally equates to ownership percentage, whereby investments more than 50% owned are consolidated, investments in affiliates of 50% or less but greater than 20% are accounted for using the equity method, and investments in affiliates of 20% or less are accounted for using the cost method. See Note 12, Investment in Nonconsolidated Affiliates, for discussion regarding the Company’s subsidiaries that were subject to regulatory control.

The Company does not consolidate any entity for which it has a variable interest based solely on power to direct the activities and significant participation in the entity’s expected results that would not otherwise be consolidated based on control through voting interests. Further, the Company’s affiliates are businesses established and maintained in connection with the Company’s operating strategy and are not special purpose entities. All intercompany transactions and balances have been eliminated.

Reclassifications: Certain reclassifications from the prior year presentation have been made to conform to the current year presentation.

Use of estimates: The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from these estimates.

Cash and cash equivalents: The Company considers all highly liquid investments with maturities of 90 days or less from the date of purchase to be cash equivalents.

Concentrations of credit risk: Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of accounts receivable, cash investments, and derivative instruments. The Company’s customer base includes virtually every significant global light and commercial vehicle manufacturer and a large number of distributors, installers and retailers of automotive aftermarket parts. The Company’s credit evaluation process and the geographical dispersion of sales transactions help to mitigate credit risk concentration. No individual customer accounted for more than 10% of the Company’s net sales for the years ended December 31, 2017, 2016, and 2015 or accounts receivable as of December 31, 2017 and 2016. The Company requires placement of cash in financial institutions evaluated as highly creditworthy. See Note 7, Derivatives and Hedging Activities for further discussion related to derivatives.

Divestitures: In connection with its strategic planning process, the Company assesses its operations for market position, product technology and capability, and profitability. Those businesses determined by management not to have a sustainable competitive advantage are considered non-core and may be considered for divestiture or other exit activities.

Trade accounts receivable and allowance for doubtful accounts: Trade accounts receivable is stated at net realizable value, which approximates fair value. The Company does not generally require collateral for its trade accounts receivable. Accounts receivable is reduced by an allowance for amounts that may become uncollectible in the future. This estimated allowance is based primarily on management’s evaluation of specific balances as the balances become past due, the financial condition of its customers, and the Company’s historical experience of write-offs. If uncollectible accounts are not reserved for through specific

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

examination procedures, the Company’s general policy is to reserve for uncollectible accounts based upon the aging categories of accounts receivable and whether amounts are due from an OE or aftermarket customer. Past due status is based upon the invoice date of the original amounts outstanding. Included in selling, general, and administrative (“SG&A”) expenses are bad debt expenses of $4 million, $5 million, and $13 million for the years ended December 31, 2017, 2016, and 2015. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company’s allowance for doubtful accounts was $18 million and $19 million as of December 31, 2017 and 2016.

Factoring of accounts receivable: The Company has subsidiaries in Brazil, Canada, France, Germany, Italy, and the U.S. which are party to accounts receivable factoring and securitization facilities. Amounts factored under these facilities consist of the following:

	As of December 31
	2017	2016
Gross accounts receivable factored	$641	$487
Gross accounts receivable factored, qualifying as sales	$635	$485
Undrawn cash on factored accounts receivable	$—	$—

Proceeds from the factoring of accounts receivable qualifying as sales and expenses associated with the factoring of accounts receivable are as follows:

	Year Ended December 31
	2017	2016	2015
Proceeds from factoring qualifying as sales	$1,834	$1,616	$1,550
Financing charges(a)	$(15)	$(12)	$(9)

(a)	Recorded in the consolidated statements of operations within “Other income (expense), net.”

Accounts receivables factored but not qualifying as a sale were pledged as collateral and accounted for as secured borrowings and recorded in the consolidated balance sheets within “Accounts receivable, net” and “Short-term debt, including the current portion of long-term debt.”

Where the Company receives a fee to service and monitor these transferred receivables, such fees are sufficient to offset the costs and as such, a servicing asset or liability is not recorded as a result of such activities.

Inventories: The Company values inventory at the lower of cost or net realizable value, with cost determined on a first-in, first-out (“FIFO”) basis. Cost of inventory includes direct materials, labor, and applicable manufacturing overhead costs. The value of inventories are reduced for excess and obsolescence based on management’s review of on-hand inventories compared to historical and estimated future sales and usage. Inventory held at consignment locations is included in finished goods inventory as the Company retains full title and rights to the product.

Long-lived assets: Long-lived assets such as property, plant, and equipment, and definite-lived intangible assets are recorded at cost or fair value established at acquisition unless the expected future use of the assets indicate a lower value is appropriate. Long-lived asset groups are evaluated for impairment when impairment indicators exist. If the carrying value of a long-lived asset group is impaired, an impairment charge is recorded for the amount by which the carrying value of the long-lived asset group exceeds its fair value. Depreciation and amortization are computed principally by the straight-line method for financial reporting purposes.

Goodwill: Goodwill is determined as the excess of fair value over amounts attributable to specific tangible and intangible assets. Goodwill is reviewed for impairment annually as of October 1, or more frequently, if impairment indicators exist. An impairment exists when a reporting unit’s carrying value exceeds its fair value. When performing the goodwill impairment testing, a reporting units’ fair value is based on valuation techniques using the best available information, primarily discounted cash flows projections, guideline transaction multiples, and multiples of current and future earnings. The impairment charge is the excess of the goodwill carrying value over the implied fair value of goodwill.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Trademarks and brand names: Trademarks and brand names are stated at fair value established at acquisition or cost. These indefinite-lived intangible assets are reviewed for impairment annually as of October 1, or more frequently, if impairment indicators exist. An impairment exists when a trademark or brand names’ carrying value exceeds its fair value. The fair values of these assets are based upon the prospective stream of hypothetical after-tax royalty cost savings discounted at rates that reflect the rates of return appropriate for these intangible assets. The impairment charge is the excess of the assets carrying value over its fair value.

Pension and other postretirement benefit plan obligations: The cost of benefits provided by defined benefit pension and postretirement plans is recorded in the period employees provide service. Future pension expense for certain significant funded benefit plans is calculated using an expected return on plan asset methodology. The market-related value of plan assets is fair value. Actuarial gains and losses are accumulated and amortized into net income once they exceed a corridor, which is 10% of the projected benefit obligation, over the expected future working lifetime or life expectancy of the plan participants.

The discount rate assumption is established at the measurement date. In the U.S., the Company uses a cash flow matching approach that uses projected cash flows matched to spot rates along a high quality corporate yield curve to determine the present value of cash flows to calculate a single equivalent discount rate. The benefit obligation for pension plans in Belgium, France, and Germany represents 90% of the non-U.S. pension benefit obligation at December 31, 2017. The discount rates for these plans are determined using a cash flow matching approach similar to the U.S. approach.

Investments with registered investment companies, common and preferred stocks, and certain government debt securities are valued at the closing price reported on the active market on which the securities are traded.

Corporate debt securities are valued by third-party pricing sources using the multi-dimensional relational model using instruments with similar characteristics.

Hedge funds and the collective trusts are valued at net asset value (NAV) per share which are provided by the respective investment sponsors or investment advisers.

Revenue recognition: The Company records sales when products are shipped and the risks and rewards of ownership have transferred to the customer, the sales price is fixed and determinable, and the collectability of revenue is reasonably assured. Accruals for sales returns and other allowances are provided at point of sale based upon past experience. Adjustments to such returns and allowances are made as new information becomes available.

Rebates: The Company accrues for rebates pursuant to specific arrangements with certain customers, primarily in the aftermarket. Rebates generally provide for price reductions based upon the achievement of specified purchase volumes and are recorded as a reduction of sales as earned by such customers.

Sales and sales related taxes: The Company collects and remits taxes assessed by various governmental authorities that are both imposed on and concurrent with revenue-producing transactions with its customers. These taxes may include, but are not limited to sales, use, value-added, and some excise taxes. The collection of these taxes is reported on a net basis (excluded from revenues).

Shipping and handling costs: The Company recognizes shipping and handling costs as incurred as a component of “Cost of products sold” in the consolidated statements of operations.

Engineering and tooling costs: Pre-production tooling and engineering costs the Company will not own and will be used in producing products under long-term supply arrangements are expensed as incurred unless the supply arrangement provides the Company with the noncancelable right to use the tools, or the reimbursement of such costs is agreed to by the customer. Pre-production tooling costs owned by the Company are capitalized as part of machinery and equipment, and are depreciated over the shorter of the tool’s expected life or the duration of the related program.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Research and development: The Company expenses research and development (“R&D”) costs as incurred. R&D expense, including product engineering and validation costs, was $195 million, $192 million, and $189 million for the years ended December 31, 2017, 2016, and 2015. R&D expense is recorded in the consolidated statements of operations within “Selling, general and administrative expenses.”

Advertising costs: Advertising and promotion expenses are expensed as incurred and were $55 million, $57 million, and $48 million for the years ended December 31, 2017, 2016, and 2015. Advertising and promotion expenses are recorded in the consolidated statements of operations within “Selling, general and administrative expenses.”

Restructuring: Restructuring is comprised of two types of costs: employee costs (principally termination benefits) and facility closure costs. Termination benefits are recorded when it is probable employees will be entitled to benefits and the amounts can be reasonably estimated. Estimates of termination benefits are based on the frequency of past termination benefits, the similarity of benefits under the current plan and prior plans, and the existence of statutory required minimum benefits. Termination benefits for one-time termination benefits are recorded dependent upon future service requirements. Facility closure and other costs are recorded when the liability is incurred.

Foreign currency translation: Exchange adjustments related to foreign currency transactions and translation adjustments for foreign subsidiaries whose functional currency is the U.S. dollar are reflected in the consolidated statements of operations. Translation adjustments of foreign subsidiaries for which the local currency is the functional currency are reflected in the consolidated balance sheets as a component of “Accumulated other comprehensive loss.” The Company has not provided for deferred taxes on translation adjustments, other than for intercompany loans not designated as permanently reinvested, as the earnings of the subsidiaries are considered to be permanently reinvested.

Environmental liabilities: The Company recognizes environmental liabilities when a loss is probable and reasonably estimable. Such liabilities are generally not subject to insurance coverage. Engineering and legal specialists within the Company estimate each environmental obligation based on current law and existing technologies and are based primarily on the estimated cost of investigation and remediation required, and the likelihood other potentially responsible parties will be able to fulfill their commitments at the sites where the Company may be jointly and severally liable with such parties. The Company regularly evaluates and revises its estimates for environmental obligations based on expenditures and the availability of additional information.

Asset retirement obligations: The Company records asset retirement obligations (ARO) when liabilities are probable and amounts can be reasonably estimated. The Company’s primary ARO activities relate to the removal of hazardous building materials at its facilities.

Derivative financial instruments: The Company uses commodity forward contracts to manage volatility of its underlying exposures. The Company recognizes all of its derivative instruments as either assets or liabilities at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated, and is effective, as a hedge based on the type of hedging relationship. For those derivative instruments designated and qualify as hedging instruments, the Company must designate the hedging instrument as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. Gains and losses related to a hedge are either recognized in income immediately to offset the gain or loss on the hedged item or are deferred and reported as a component of accumulated other comprehensive loss and subsequently recognized in earnings when the hedged item affects earnings. The change in fair value of the ineffective portion of a derivative financial instrument, determined using the hypothetical derivative method, is recognized in earnings immediately. The gain or loss related to derivative financial instruments not designated as hedges are recognized immediately in earnings. Cash flows related to hedging activities are included in the operating section of the consolidated statements of cash flows. The Company does not hold or issue derivative financial instruments for trading or speculative purposes. The Company’s objectives for holding derivatives are to minimize risks using the most effective and cost-efficient methods available.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Recently Issued Accounting Pronouncements

The FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. This ASU clarifies the principles for recognizing revenue and provides a common revenue standard for U.S. GAAP and International Financial Reporting Standards and will require revenue to be recognized when promised goods or services are transferred to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The Company will adopt this new guidance on January 1, 2018 using the modified retrospective application method, under which the cumulative effect is recognized in equity at the date of initial application.

Since the new standard will affect the Company’s business processes, systems and controls, it has developed a comprehensive project plan to guide the implementation. This project plan includes analyzing the standard’s effect on the Company’s customer contracts, comparing its historical accounting policies and practices to the requirements of the new standard, and identifying potential differences from applying the requirements of the new standard to its contracts. Once the Company adopts the new standard, it does not anticipate its internal control framework will materially change, but rather existing internal controls will be modified and augmented, as necessary.

The Company has reached conclusions on the key accounting assessments related to the new standard and expects to record initial adjustments related to three areas. First, certain costs associated with consideration payable to customers will be capitalized, which is expected to be between $3 million and $5 million and then the amount will be amortized as a reduction in revenue over the remaining contract life of the associated contracts (typically between 1-5 years). Second, the Company will record a balance sheet adjustment for product returns to reflect the value of the inventory to be returned. The adjustment is expected to be approximately $26 million. Finally, the Company has certain contracts for products with no alternative use for which it has a right to reasonable payment, resulting in the acceleration of certain revenues associated with these contracts. The Company has determined the effect of this adjustment to be immaterial to the financial statements and will not make an adjustment upon adoption.

The Company also expects to make additional disclosures related to the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers as required by the new standard.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and

Measurement of Financial Assets and Financial Liabilities. The updated guidance enhances the reporting model for financial instruments, which includes amendments to address aspects of recognition, measurement, presentation and disclosure. The amendments in the ASU are effective prospectively for fiscal years beginning after December 15, 2017, and interim periods therein, with early adoption not permitted. The Company expects the adoption of this guidance will not have a material effect on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), that replaces existing lease guidance. The new standard is intended to provide enhanced transparency and comparability by requiring lessees to record right-of-use assets and corresponding lease liabilities on the balance sheet. The new guidance will continue to classify leases as either finance or operating, with classification affecting the pattern of expense recognition in the statements of operations. The standard is effective for the Company beginning January 1, 2019, with early application permitted. The new standard is required to be applied with a modified retrospective approach to each prior reporting period presented with various optional practical expedients. The Company is evaluating the potential effects of this pronouncement on its financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This ASU removes the requirement to perform a hypothetical purchase price allocation to measure goodwill impairment. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. This standard is effective for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019, with early adoption permitted for interim or annual goodwill impairments tests performed on testing dates after January 1, 2017. The Company has adopted this ASU for goodwill impairment tests performed after January 1, 2017.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815). The amendments in this update better align an entity’s risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. This update is effective for annual and interim periods beginning after December 15, 2018, which will require the Company to adopt these provisions in the first quarter of fiscal 2019. The guidance will be applied retrospectively or prospectively, depending on the area covered in this update. Early adoption is permitted. The Company expects the adoption of this guidance will not have a material effect on its financial statements.

Changes in Accounting Principle

Pension Expense

Effective January 1, 2018, the Company adopted ASU 2017-07, Retirement Benefits. As a result of adoption, the service cost component of net periodic pension and postretirement benefit expense is presented in operating income and all other components of net periodic benefit cost are presented in non operating income. The Company used the retrospective application method as required by the new standard and applied the practical expedient that permits an employer to use the amounts disclosed in its pension and other postretirement benefit plan note for the prior comparative periods as the estimation basis for applying the retrospective presentation requirements. These financial statements have been adjusted to reflect this change in accounting principle for the years ended December 31, 2017, 2016 and 2015.

The following table summarizes the effects of adopting the new standard on the Company’s consolidated financial statements for the years ended December 31, 2017, 2016 and 2015:

	Year Ended December 31, 2017
	Previously Reported	Effect of Accounting Change	As Adjusted
Consolidated Statement of Operations
Cost of products sold	$(6,702)	$14	$(6,688)
Selling, general and administrative expenses	$(825)	$21	$(804)
Non service pension and other postretirement benefits expense	$—	$(35)	$(35)

	Year Ended December 31, 2016
	Previously Reported	Effect of Accounting Change	As Adjusted
Consolidated Statement of Operations
Cost of products sold	$(6,301)	$13	$(6,288)
Selling, general and administrative expenses	$(815)	$28	$(787)
Non service pension and other postretirement benefits expense	$—	$(41)	$(41)

	Year Ended December 31, 2015
	Previously Reported	Effect of Accounting Change	As Adjusted
Consolidated Statement of Operations
Cost of products sold	$(6,345)	$14	$(6,331)
Selling, general and administrative expenses	$(794)	$16	$(778)
Non service pension and other postretirement benefits expense	$—	$(30)	$(30)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

3.	RESTRUCTURING CHARGES AND ASSET IMPAIRMENTS, NET

The Company’s restructuring activities are undertaken as necessary to execute management’s strategy and streamline operations, consolidate and take advantage of available capacity and resources, and ultimately achieve productivity improvements and net cost reductions. Restructuring activities include efforts to integrate and rationalize the Company’s businesses and to relocate operations to best cost locations.

The Company’s restructuring charges consist primarily of employee costs (principally severance and/or termination benefits), facility closure and other costs, and asset impairments related to restructuring activities.

For the years ended December 31, 2017, 2016, and 2015, restructuring charges and asset impairments, net include the following:

	Year Ended December 31
	2017			2016			2015
	Powertrain	Motorparts	Total	Powertrain	Motorparts	Total	Powertrain	Motorparts	Total
Severance and other charges, net	$(6)	$(15)	$(21)	$(21)	$(6)	$(27)	$(33)	$(56)	$(89)
Asset impairments related to restructuring activities	—	—	—	—	—	—	(1)	(2)	(3)

Total restructuring charges	(6)	(15)	(21)	(21)	(6)	(27)	(34)	(58)	(92)

Other non-restructuring asset impairments	(9)	(3)	(12)	—	—	—	(16)	(1)	(17)
Impairment of assets held for sale	—	(4)	(4)	—	(17)	(17)	(12)	—	(12)

Total asset impairment charges	(9)	(7)	(16)	—	(17)	(17)	(28)	(1)	(29)

Total restructuring charges and asset impairments	$(15)	$(22)	$(37)	$(21)	$(23)	$(44)	$(62)	$(59)	$(121)

Restructuring

Estimates of restructuring charges are based on information available at the time such charges are recorded. In certain countries where the Company operates, statutory requirements include involuntary termination benefits that extend several years into the future. Accordingly, severance payments continue well past the date of termination at many international locations. Thus, restructuring programs appear to be ongoing when terminations and other activities have been substantially completed. Facility closure costs are typically paid within the year of incurrence.

Restructuring opportunities include potential plant closures and employee headcount reductions in various countries and require consultation with various parties including, but not limited to, unions/works councils, local governments, and/or customers. The consultation process can take a significant amount of time and affect the final outcome and timing. The Company’s policy is to record a provision for qualifying restructuring costs in accordance with the applicable accounting guidance when the outcome of such consultations becomes probable.

Management expects to finance its restructuring programs through cash generated from its ongoing operations or through cash available under its existing credit facilities, subject to the terms of applicable covenants. Management does not expect the execution of these programs will have an adverse effect on its liquidity position.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The following table is a summary of the Company’s consolidated restructuring liabilities and related activity as of and for the years ended December 31, 2017, 2016, and 2015 by reporting segment:

	Powertrain	Motorparts	Total Reporting Segments	Corporate	Total Company
Balance at December 31, 2014	$36	$16	$52	$1	$53
Provisions	38	55	93	—	93
Revisions to estimates	(4)	—	(4)	—	(4)
Payments	(35)	(22)	(57)	(1)	(58)
Acquisition	2	—	2	—	2
Foreign currency	(4)	(2)	(6)	—	(6)

Balance at December 31, 2015	33	47	80	—	80
Provisions	21	13	34	—	34
Revisions to estimates	—	(7)	(7)	—	(7)
Payments	(26)	(24)	(50)	—	(50)
Foreign currency	—	(2)	(2)	—	(2)

Balance at December 31, 2016	28	27	55	—	55
Provisions	7	18	25	—	25
Revisions to estimates	(1)	(3)	(4)	—	(4)
Payments	(17)	(22)	(39)	—	(39)
Foreign currency	3	1	4	—	4

Balance at December 31, 2017	$20	$21	$41	$—	$41

The following table provides a summary of the Company’s consolidated restructuring liabilities and related activity for each type of exit cost as of and for the years ended December 31, 2017, 2016, and 2015:

	Employee Costs	Facility Closure and Other Costs	Total
Balance at December 31, 2014	$51	$2	$53
Provisions	85	8	93
Revisions to estimates	(4)	—	(4)
Payments	(49)	(9)	(58)
Acquisitions	2	—	2
Foreign currency	(6)	—	(6)

Balance at December 31, 2015	79	1	80
Provisions	30	4	34
Revisions to estimates	(7)	—	(7)
Payments	(46)	(4)	(50)
Foreign currency	(2)	—	(2)

Balance at December 31, 2016	54	1	55
Provisions	24	1	25
Revisions to estimates	(4)	—	(4)
Payments	(37)	(2)	(39)
Foreign currency	4	—	4

Balance at December 31, 2017	$41	$—	$41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Restructuring charges and asset impairments for the year ended December 31, 2017 were comprised of $15 million related to the Powertrain segment and $22 million related to the Motorparts segment. The specific components of the restructuring and asset impairment charges by region and reporting segment are as follows:

	December 31, 2017
	Severance Related Charges		Exit and Other Charges		Impairment Charges		Total
	Powertrain	Motorparts	Powertrain	Motorparts	Powertrain	Motorparts
EMEA	$(3)	$(6)	$—	$(1)	$(9)	$—	$(19)
North America	—	(7)	—	—	—	(3)	(10)
ROW	(3)	(1)	—	—	—	(4)	(8)

	$(6)	$(14)	$—	$(1)	$(9)	$(7)	$(37)

Expenses for restructuring programs initiated during the year ended December 31, 2017 were aimed at optimizing the Company’s cost structure. The Company expects to complete these programs in 2019 and the additional restructuring charges to complete such programs are not expected to be significant. For programs initiated in prior periods, the Company expects to complete these programs in 2018 and the additional restructuring charges to complete these programs are not expected to be significant.

Restructuring charges and asset impairments for the year ended December 31, 2016 were comprised of $21 million related to the Powertrain segment and $23 million related to the Motorparts segment. The specific components of the restructuring and asset impairment charges by region and reporting segment are as follows:

	December 31, 2016
	Severance Related Charges		Exit and Other Charges		Impairment Charges		Total
	Powertrain	Motorparts(a)	Powertrain	Motorparts	Powertrain	Motorparts
EMEA	$(16)	$1	$(2)	$(1)	$—	$(4)	$(22)
North America	(2)	(3)	—	(3)	—	(1)	(9)
ROW	(1)	—	—	—	—	(12)	(13)

	$(19)	$(2)	$(2)	$(4)	$—	$(17)	$(44)

(a)	The EMEA region in the Motorparts segment recognized $6 million in severance related charges offset by a reduction in previously recorded estimates of $7 million during the year ended December 31, 2016.

Restructuring charges and asset impairments for the year ended December 31, 2015 were comprised of $62 million related to the Powertrain segment and $59 million related to the Motorparts segment. The specific components of the restructuring and asset impairment charges by region and reporting segment are as follows:

	December 31, 2015
	Severance Related Charges		Exit and Other Charges		Impairment Charges		Total
	Powertrain	Motorparts	Powertrain	Motorparts	Powertrain	Motorparts
EMEA	$(27)	$(45)	$(3)	$(1)	$(20)	$(2)	$(98)
North America	—	(5)	—	(3)	(1)	—	(9)
ROW	(2)	(2)	(1)	—	(8)	(1)	(14)

	$(29)	$(52)	$(4)	$(4)	$(29)	$(3)	$(121)

Due to the inherent uncertainty involved in estimating restructuring expenses, actual amounts paid for such activities may differ from amounts initially estimated. Accordingly, the Company reduced its liability previously recorded in 2017, 2016, and 2015 by $4 million, $7 million, and $4 million.

See Note 6, Held for Sale and Discontinued Operations, for further details related to the $4 million impairment loss on assets held for sale.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

See Note 8, Fair Value Measurements and Financial Instruments, for further details related to property, plant, and equipment fair value measurements.

4.	OTHER INCOME (EXPENSE), NET

The specific components of other income (expense), net are as follows:

	Year Ended December 31
	2017	2016	2015
Loss on sale of investment in nonconsolidated affiliate	$(2)	$—	$(11)
Gain on sale of business	3	—	—
Segmentation costs	—	—	(4)
Gain (loss) on sale of assets	7	7	4
Foreign currency transaction gain (loss)	(12)	2	(3)
Financing charges	(15)	(12)	(9)
Third party royalty income	9	7	6
Other	19	17	12

	$9	$21	$(5)

In the year ended December 31, 2017, the other income (expense), net included the recognition of a $6 million gain related to the termination of a customer contract.

In the year ended December 31, 2016, the other income (expense), net included the recognition of a $9 million gain related to the sale of real estate made in a prior year. The gain and receipt of the proceeds was contingent upon the property’s redevelopment by the buyer.

In the year ended December 31, 2015, the Company recognized an $11 million loss on the disposition of an equity method investment.

5.	ACQUISITIONS

Development Company Acquisition

In November 2017, the Company completed the acquisition of substantially all of the assets of a company based in the United Kingdom focused on developing powertrain and driveline electrification technologies to reduce emissions and improve efficiency, for a purchase price of $8 million. The Company recorded $8 million of in-process research and development resulting from the purchase, which was fully impaired upon acquisition. See Note 11, Goodwill and Other Intangible Assets.

Beck Arnley Acquisition

On December 1, 2016, the Company acquired the assets and liabilities of IEH BA LLC (“Beck Arnley”), an entity owned by a subsidiary of IEP. Beck Arnley is a provider of premium OE quality parts and fluids for foreign nameplate vehicles in North America and was acquired for a purchase price of $14 million, which included $7 million paid in cash on the date of acquisition and a $7 million non-interest bearing note maturing on June 1, 2018. This related party note payable is included in “Short-term debt, including current portion of long-term debt” on the balance sheet. Beck Arnley’s products complement the foreign nameplate coverage of the Company’s current aftermarket offerings, while adding several new product lines, including fluids, engine management, cooling, electrical parts, and electronic components. As this is a transaction of entities under common control, the net book value of assets acquired and liabilities assumed at the acquisition date was $14 million. See Note 22, Related Party Transactions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Filters Business Acquisition

On May 26, 2016, the Company completed the acquisition of the assets of a filter manufacturing business in Mexico, which primarily serves the Mexican market, for a purchase price of $25 million, net of cash acquired. The estimated fair value of assets acquired and liabilities assumed at the acquisition date was approximately $25 million.

TRW’s Engine Components Acquisition

On February 6, 2015, the Company completed the acquisition of TRW’s valvetrain business. The business was acquired through a combination of asset and stock purchases for a purchase price of approximately $309 million. On July 7, 2015, the Company completed the purchase of certain additional business assets of the TRW’s valvetrain business. The business was acquired through stock purchases for a base purchase price of approximately $56 million. The purchase included a $25 million noncontrolling interest related to a 66% stake in a majority owned entity that the Company consolidates in its financial statements. The acquisition was funded primarily from the Company’s available revolving line of credit and was subject to certain customary closing and post-closing adjustments. The acquisition of TRW’s valvetrain business adds a completely new product line to the Company’s portfolio, strengthens the Company’s position as a leading developer and supplier of core components for engines, and enhances the Company’s ability to support its customers to improve fuel economy and reduce emissions.

During the years ended December 31, 2017, 2016, and 2015 the Company recorded less than $1 million, $1 million, and $4 million in acquisition related expenses, primarily legal and other professional fees, associated with these acquisitions.

6.	HELD FOR SALE AND DISCONTINUED OPERATIONS

Held for Sale Operations

The Company classifies assets and liabilities as held for sale (“disposal group”) when management, having the authority to approve the action, commits to a plan to sell the disposal group, the sale is probable within one year, and the disposal group is available for immediate sale in its present condition. The Company also considers whether an active program to locate a buyer has been initiated, whether the disposal group is marketed actively for sale at a price that is reasonable in relation to its current fair value, and whether actions required to complete the plan indicate it is unlikely significant changes to the plan will be made or the plan will be withdrawn.

In September 2017, the Company entered into an asset purchase agreement to sell certain assets and liabilities in its Powertrain segment for a sale price of $13 million. The related disposal group had been classified as held for sale. The sale closed in December 2017, and the Company recognized a $3 million gain for the year ended December 31, 2017.

In December 2016, the Company entered into a stock and asset purchase agreement to sell certain assets and liabilities related to its wipers business in the Motorparts segment for a sale price of $8 million. The related assets and liabilities were classified as held for sale as of December 31, 2016. During the year ended December 31, 2017, the transaction did not close and the assets and liabilities are no longer classified as held for sale as of December 31, 2017.

In December 2016, the Company entered into an agreement to sell 80.1% of the shares of one of its subsidiaries in Brazil in the Motorparts segment for a sale price of one Brazilian real. The related assets and liabilities have been classified as held for sale as of December 31, 2017 and 2016. The sale closed in January, 2018.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The assets and liabilities classified as held for sale as of December 31, 2017 and 2016 were as follows:

	December 31
	2017	2016
Assets
Cash and cash equivalents	$—	$1
Receivables	4	4
Inventories	3	5
Other current assets	—	9
Long-lived assets	2	8
Impairment on carrying value	(9)	(14)

Total assets held for sale	$—	$13

Liabilities
Trade payables	$2	$3
Accrued liabilities	1	1
Other liabilities	—	2

Total liabilities held for sale	$3	$6

These held for sale assets and liabilities have been recorded in “Prepaid expenses and other current assets” and “Other current liabilities” as of December 31, 2017 and 2016. As part of the held for sale assessment, the Company recorded impairment charges of $4 million, $17 million, and $12 million during the years ended December 31, 2017, 2016, and 2015. These have been included in “Restructuring charges and asset impairments, net” in the consolidated statements of operations.

Discontinued Operations

In connection with its strategic planning process, the Company assesses its operations for market position, product technology and capability, and profitability. Those businesses not core to the Company’s long-term portfolio may be considered for divestiture or other exit activities.

During the year ended December 31, 2015, the Company’s Motorparts segment recognized a $7 million adjustment (no income tax effect) which is included in “Gain (loss) from discontinued operations, net of tax” within the consolidated statement of operations.

7.	DERIVATIVES AND HEDGING ACTIVITIES

The Company is exposed to market risk, such as fluctuations in foreign currency exchange rates, commodity prices, and changes in interest rates, which may result in cash flow risks. To manage the volatility relating to these exposures, the Company aggregates the exposures on a consolidated basis to take advantage of natural offsets. For exposures not offset within its operations, the Company enters into various derivative transactions pursuant to its risk management policies, which prohibit holding or issuing derivative financial instruments for speculative purposes, and designation of derivative instruments is performed on a transaction basis to support hedge accounting. The changes in fair value of these hedging instruments are offset in part or in whole by corresponding changes in the fair value or cash flows of the underlying exposures being hedged. The Company assesses the initial and ongoing effectiveness of its hedging relationships in accordance with its documented policy.

Cash Flow Hedges—Commodity Price Risk

The Company’s production processes are dependent upon the supply of certain raw materials that are exposed to price fluctuations on the open market. The primary purpose of the Company’s commodity price forward contract activity is to manage the volatility associated with forecasted purchases for up to eighteen months in the future. The Company monitors its commodity price risk exposures regularly to maximize the overall effectiveness of its commodity forward contracts. Principal

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

raw materials hedged include copper, nickel, tin, zinc, and aluminum. In certain instances within this program, foreign currency forwards may be used in order to obtain critical terms match for commodity exposure whereby the Company engages the use of foreign exchange contracts.

The Company has designated these contracts as cash flow hedging instruments. The Company records unrecognized gains and losses in other comprehensive income (loss) (“OCI or OCL”) and makes regular reclassifying adjustments into “Cost of products sold” within the consolidated statement of operations when amounts are recognized. The Company had derivatives outstanding with an equivalent notional amount of $20 million and $16 million as of December 31, 2017 and 2016. Substantially all of the commodity price hedge contracts mature within one year.

Net Investment Hedge – Foreign Currency Borrowings

The Company has foreign currency denominated debt, €736 million of which was designated as a net investment hedge in certain foreign subsidiaries and affiliates of the Company. Changes to its carrying value are included in member interest in the foreign currency translation component of other comprehensive income (loss) and offset against the translation adjustment on the underlying net assets of those foreign subsidiaries and affiliates, which are also recorded in other comprehensive income (loss). The Company’s debt instruments are discussed further in Note 13, Debt.

Hedging Instruments

The following table is a summary of the carrying value of derivative and non-derivative instruments designated as hedges as of December 31, 2017 and 2016:

		Carrying Value
		December 31
	Balance sheet location	2017	2016
Commodity price hedge contracts designated as cash flow hedges	Other current assets	$1	$4
Foreign currency borrowings designated as net investment hedges	Long-term debt	$884	$—

The following table represents the effects before reclassification into net income of derivative and non-derivative instruments designated as hedges in other comprehensive income (loss) as of December 31, 2017, 2016, and 2015:

	Amount of gain (loss) recognized in accumulated OCI or OCL (effective portion)
	December 31
	2017	2016	2015
Commodity price hedge contracts designated as cash flow hedges	$2	$2	$(4)
Foreign currency borrowings designated as net investment hedges	$(85)	$—	$—

The Company estimates that $3 million of net derivative gains included in AOCI as of December 31, 2017 will be reclassified into earnings within the following 12 months. See Note 18, Changes in Accumulated Other Comprehensive Income (Loss) by Component, Net of Tax for amounts recognized in other comprehensive income (loss) and amounts reclassified out of other comprehensive income (loss) at December 31, 2017, 2016, and 2015 for these hedging instruments.

Foreign Currency Risk

The Company manufactures and sells its products in North America, South America, Asia, Europe, and Africa. As a result, the Company’s financial results could be significantly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets in which the Company manufactures and sells its products. The Company generally tries to use natural hedges within its foreign currency activities, including the matching of revenues and costs, to minimize foreign currency risk. Where natural hedges are not in place, the Company considers managing certain aspects of its foreign currency activities and larger transactions through the use of foreign currency options or forward contracts. Principal currencies hedged have historically included the euro, British pound, Polish zloty, and Mexican Peso.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Concentrations of Credit Risk

Financial instruments including cash equivalents and derivative contracts expose the Company to counterparty credit risk for non-performance. The Company’s counterparties for cash equivalents and derivative contracts are banks and financial institutions that meet the Company’s requirement of high credit standing. The Company’s counterparties for derivative contracts are substantial investment and commercial banks with significant experience using such derivatives. The Company manages its credit risk through policies requiring minimum credit standing and limiting credit exposure to any one counterparty and through monitoring counterparty credit risks. The Company’s concentration of credit risk related to derivative contracts at December 31, 2017 and 2016 is not material.

Other

The Company presents its derivative positions and any related material collateral under master netting agreements on a net basis. For derivatives designated as cash flow hedges, changes in the time value are excluded from the assessment of hedge effectiveness. Unrealized gains and losses associated with ineffective hedges, determined using the hypothetical derivative method, are recognized in “Other income (expense), net.” Derivative gains and losses included in accumulated other comprehensive loss for effective hedges are reclassified into operations upon recognition of the hedged transaction. Derivative gains and losses associated with undesignated hedges are recognized in “Other income (expense), net” for outstanding hedges and “Cost of products sold” or “Other income (expense), net” upon hedge maturity.

8.	FAIR VALUE MEASUREMENTS AND FINANCIAL INSTRUMENTS

A three-level valuation hierarchy is used for fair value measurements based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions based on the best evidence available.

Level 1:	Quoted prices in active markets for identical instruments;

Level 2:	Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations whose significant inputs are observable; and

Level 3:	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop assumptions based on the best evidence available.

Items Measured at Fair Value on a Recurring Basis

Assets and (liabilities) remeasured and disclosed at fair value on a recurring basis at December 31, 2017 and 2016 are set forth in the table below:

	December 31		Measurement Approach
	2017	2016
Commodity contracts	$1	$4	Level 2

The Company calculates the fair value of its commodity contracts and foreign currency contracts using quoted commodity forward rates and quoted currency forward rates, to calculate forward values, and then discounts the forward values. The discount rates for all derivative contracts are based on quoted bank deposit rates.

The Company’s impairments related to Goodwill are discussed further in Note 11, Goodwill and Other Intangible Assets.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Items Measured at Fair Value on a Nonrecurring Basis

In addition to items measured at fair value on a recurring basis, assets may be measured at fair value on a nonrecurring basis. These assets include, long-lived assets and intangible assets which may be written down to fair value as a result of impairment.

The Company has determined the fair value measurements related to each of these assets rely primarily on Company-specific inputs and the Company’s assumptions about the use of the assets, as observable inputs are not available (Level 3). To determine the fair value of long-lived asset groups, the Company utilizes discounted cash flows expected to be generated by the long-lived asset group.

During the year ended December 31, 2017, the Company recorded an impairment charge in its Powertrain segment on a long-lived asset group of approximately $8 million as a result of an impairment analysis. The Company did not record an impairment charge related to a long-lived asset group during the year-ended December 31, 2016. During the year ended December 31, 2015, the Company recorded impairment charges of $20 million related to long-lived asset groups, which have been recorded within “Restructuring charges and asset impairments, net” in the consolidated statement of operations.

Financial Instruments not Carried at Fair Value

Estimated fair values of the Company’s outstanding debt were:

	December 31
	2017		2016
	Carrying Value	Fair Value	Carrying Value	Fair Value	Measurement Approach
Term loans (Tranche B and C)	$1,449	$1,467	$2,529	$2,512	Level 2
Secured notes	$1,272	$1,276			Level 2

Fair value approximates carrying value for foreign debt as well as the U.S. revolver.

Fair market values are developed by the use of estimates obtained from brokers and other appropriate valuation techniques based on information available as of December 31, 2017 and 2016. The fair value estimates do not necessarily reflect the values the Company could realize in the current markets.

9.	INVENTORIES, NET

Inventories, net consist of the following:

	December 31
	2017	2016
Raw materials	$278	$239
Work-in-process	212	170
Finished products	966	912

	$1,456	$1,321

10.	PROPERTY, PLANT AND EQUIPMENT, NET

The following table summarizes the components of property, plant, and equipment, net:

	Useful Life	December 31
		2017	2016
Land	—	$247	$237
Buildings and building improvements	10 - 39 years	647	563
Machinery and equipment	3 - 12 years	3,739	3,200

		4,633	4,000
Accumulated depreciation		(2,089)	(1,666)

		$2,544	$2,334

Depreciation expense for the years ended December 31, 2017, 2016, and 2015 was $339 million, $316 million, and $280 million.

The Company leases property, plant, and equipment used in its operations. Future minimum payments under non-cancelable operating leases with initial or remaining terms of more than one year are as follows:

	2018	2019	2020	2021	2022	2023 and thereafter	Total
Future minimum payments (non-cancellable operating leases)	$64	$56	$50	$43	$35	$49	$297

Total rental expense under operating leases for the years ended December 31, 2017, 2016, and 2015 was $92 million, $84 million, and $84 million, exclusive of property taxes, insurance, and other occupancy costs generally payable by the Company.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

11.	GOODWILL AND OTHER INTANGIBLE ASSETS

At December 31, 2017 and 2016, goodwill consists of the following:

	December 31, 2017
	Powertrain	Motorparts	Total
Gross carrying amount, January 1	$654	$809	$1,463
Foreign exchange	15	—	15

Gross carrying amount, December 31	669	809	1,478

Accumulated impairment, January 1	(142)	(648)	(790)
Impairment	(3)	—	(3)

Accumulated impairment, December 31	(145)	(648)	(793)

Net carrying value, December 31	$524	$161	$685

	December 31, 2016
	Powertrain	Motorparts	Total
Gross carrying amount, January 1	$648	$809	$1,457
Acquisitions and purchase accounting adjustments	6	—	6
Foreign exchange	—	—	—

Gross carrying amount, December 31	654	809	1,463

Accumulated impairment, January 1	(136)	(648)	(784)
Impairment	(6)	—	(6)

Accumulated impairment, December 31	(142)	(648)	(790)

Net carrying value, December 31	$512	$161	$673

At December 31, 2017 and 2016, intangible assets consist of the following:

	December 31, 2017			December 31, 2016
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Definite-lived intangible assets:
Developed technology	$139	$(113)	$26	$138	$(100)	$38
Customer relationships	686	(423)	263	682	(377)	305

	$825	$(536)	$289	$820	$(477)	$343

Indefinite-lived intangible assets:
Trademarks and brand names			$228			$228

The Company’s recorded amortization expense associated with definite-lived intangible assets was:

	Year Ended December 31
	2017	2016	2015
Amortization expense	$58	$58	$59

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The Company utilizes the straight line method of amortization, recognized over the estimated useful lives of the assets. The Company’s developed technology intangible assets have useful lives of between 9 and 15 years. The Company’s customer relationships intangible assets have useful lives of between 2 and 24 years.

The Company’s estimated future amortization expense for its definite-lived intangible assets is as follows:

	2018	2019	2020	2021	2022	2023 and thereafter	Total
Expected amortization expense	$49	$49	$48	$48	$27	$68	$289

Goodwill

The Company conducts its assessment for goodwill impairments on October 1 of each year for all reporting units.

Powertrain

In September 2017, the Company entered into an asset purchase agreement to sell certain assets and liabilities in its Powertrain segment which triggered an interim goodwill impairment analysis. As a result of completing its analysis, the Company concluded $3 million of goodwill was impaired and recognized the impairment charge in the three months ended September 30, 2017. There were no additional goodwill impairment charges recorded in the year ended December 31, 2017 in the Powertrain segment based on the results of the annual goodwill impairment tests.

As a result of finalizing its 2015 annual impairment assessment during the six-months ended June 30, 2016, the Company recorded additional impairment charges of $6 million in the year ended December 31, 2016. Based on the results of the 2016 annual impairment assessment, there were no goodwill impairment charges in the year ended December 31, 2016 in the Powertrain segment.

Based on completion of a preliminary 2015 annual goodwill impairment test, the Company determined goodwill was impaired for three reporting units within the Powertrain segment, as the fair values decreased below their carrying values. The decreases in fair values during 2015 were driven by decreases in operating results for these reporting units. Based on the results of the preliminary annual goodwill impairment test, an estimate of goodwill impairment charges of $38 million was recorded in the year ended December 31, 2015 in the Powertrain segment. Due to the complexity of the second step goodwill impairment test, the Company did not finalize its assessment prior to filing its 2015 annual report.

Motorparts

Based on the results of the annual goodwill impairment tests, there were no goodwill impairment charges recorded in the years ended December 31, 2017 and 2016 in the Motorparts segment.

As part of an interim goodwill impairment test as of September 30, 2015, the Company determined there were impairment indicators for one of its reporting units and conducted an impairment analysis. Decreases in operating results for certain reporting units as a result of the negative effect of exchange rates and negative economic conditions resulted in impairment indicators prior to the annual impairment assessment. Based on the results of the interim goodwill impairment tests, a goodwill impairment charge of $56 million was recorded in the year ended December 31, 2015 in the Motorparts segment.

Fair Value Measurements

When performing the goodwill impairment testing, a reporting units’ fair value is based on valuation techniques using the best available information, primarily discounted cash flows projections, which require the Company to make significant assumptions and estimates about the extent and timing of future cash flows, growth rates, market share, and discount rates that represent unobservable inputs into the valuation methodology. The cash flows are estimated over a significant future period of time, which makes those estimates and assumptions subject to a high degree of uncertainty. Where available and as appropriate, comparative market multiples and the quoted market price of our common stock are used to corroborate the results of the discounted cash flow method. Assumptions used in the discounted cash flow analysis that have the most significant effect on the estimated fair value of the Company’s reporting units are the weighted average cost of capital and revenue growth-rates.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Other Intangible Assets

The Company performs its annual trademarks and brand names impairment analysis as of October 1, or more frequently, if impairment indicators exist. The fair values of these assets are based upon the prospective stream of hypothetical after-tax royalty cost savings discounted at rates that reflect the rates of return appropriate for these intangible assets.

The Company had no trademark and brand name impairments from the October 1, 2017, 2016, and 2015 impairment analyses.

In November 2017, the Company acquired a clean-technology research and development company focused on developing powertrain and driveline electrification technologies to reduce emissions and improve efficiency. As part of the acquisition, the Company recorded in-process research and development of $8 million which was impaired and recognized as an impairment charge during the year ended December 31, 2017.

12.	INVESTMENT IN NONCONSOLIDATED AFFILIATES

The Company maintains investments in several nonconsolidated affiliates, which are primarily located in China, Korea, Turkey, India, and the U.S. With the exception of the deconsolidated business discussed below, the Company generally equates control to ownership percentage whereby investments more than 50% owned are consolidated.

As of December 31, 2017 and 2016, the Company’s investment in affiliates was $324 million and $270 million, respectively.

The Company’s beneficial ownership in affiliates accounted for under the equity method is as follows:

	As of December 31,
	2017	2016	2015
Anqing TP Goetze Piston Ring Company Limited (China)	35.7%	35.7%	35.7%
Dongsuh Federal-Mogul Limited (Korea)	50.0%	50.0%	50.0%
Federal-Mogul Motorparts Otomotiv A.S (Turkey)			50.0%
Federal-Mogul Powertrain Otomotiv A.S (Turkey)	50.0%	50.0%	50.0%
Federal-Mogul Dis Ticaret A.S. (Turkey)	50.0%	50.0%	50.0%
Federal-Mogul Izmit Piston ve Pim Uretim Tesisleri A.S. (Turkey)	43.0%	43.0%	43.0%
Federal-Mogul TP Liners Inc. (U.S.)	46.0%	46.0%	46.0%
KB Autosys Co, Ltd. (Korea)	33.6%	33.6%	33.6%
Federal-Mogul TP Liner Europe Otomotiv Limited Sirketi (Turkey)	25.0%	25.0%	25.0%
Farloc Argentina S.A.I.C. Y F. (Argentina)	23.9%	23.9%	23.9%
Frenos Hidraulicos Automotrices S.A. de C.V. (Mexico)	49.0%	49.0%	49.0%
VTD Vakuum Technik Dresden (Germany) (a)	100.0%	100.0%	30.0%
Anqing TP Powder Metallurgy Co., Ltd (China)	20.0%	20.0%	20.0%
Federal-Mogul CAIEC Automotive Technology (China) (b)	45.0%	45.0%

(a)	On April 1, 2016 the Company acquired the remaining 70% interest in VTD Vakuum Technik Dresden (Germany) for a purchase price of $2 million. The prior affiliate has been accounted for as a consolidated subsidiary since its acquisition.
(b)	On December 1, 2017 Federal-Mogul CAIEC Automotive Technology (China) ceased operations and the Company recognized an impairment charge on the investment which has been included in Note 3, Restructuring Charges and Asset Impairments.

In January 2015, Federal-Mogul Piston Segman ve Gomlek Uretim Tesisleri A.S was dissolved to form two separate joint ventures, Federal-Mogul Motorparts Otomotiv A.S and Federal-Mogul Powertrain Otomotiv A.S. The Company retained a 50% noncontrolling interest in the new joint ventures. In July of 2016, Federal-Mogul Motorparts Otomotiv A.S merged with Federal-Mogul Powertrain Otomotiv A.S with the surviving entity being Federal-Mogul Powertrain Otomotiv A.S. This entity, along with Federal-Mogul Izmit Piston ve Pim Uretim Tesisleri A.S. and Federal-Mogul Dis Ticaret A.S., are collectively referred to herein as the Turkey JVs.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

As part of the regulatory approval related to the 2014 acquisition of the Honeywell brake component business, the Company committed to divest, or procure the divestiture of the commercial and light vehicle brake pads business relating to the OEM market in the European Economic Area. As such, the Company deconsolidated these subsidiaries and accounted for them as equity method investments until disposition, which have not been included in the table above. The disposition was completed in the first quarter of 2015. As a result, the Company recognized an $11 million loss on disposal recorded in the line item “Other income (expense), net” in the consolidated statements of operations.

The following table represents amounts reflected in the Company’s financial statements related to nonconsolidated affiliates:

	Year Ended December 31
	2017	2016	2015
Equity earnings of nonconsolidated affiliates, net of tax	$68	$59	$56
Cash dividends received from nonconsolidated affiliates	$39	$77	$11

At December 31, 2017 and 2016, the carrying amount of our investments in the Turkey JVs exceeded our share of the underlying net assets by $38 million and $35 million. These differences primarily relate to goodwill and other intangible assets.

The following tables present summarized aggregated financial information of the Company’s nonconsolidated affiliates as of and for the year ended December 31, 2017:

	Turkey JVs	Anqing TP Goetze	Other	Total
Statements of Operations
Sales	$372	$163	$482	$1,017
Gross profit	$90	$51	$105	$246
Income from continuing operations	$83	$57	$68	$208
Net income	$68	$51	$59	$178

	Turkey JVs	Anqing TP Goetze	Other	Total
Balance Sheets
Current assets	$186	$155	$230	$571
Noncurrent assets	$241	$135	$210	$586
Current liabilities	$81	$53	$123	$257
Noncurrent liabilities	$73	$—	$23	$96

The following tables present summarized aggregated financial information of the Company’s nonconsolidated affiliates as of and for the year ended December 31, 2016:

	Turkey JVs	Anqing TP Goetze	Other	Total
Statements of Operations
Sales	$354	$156	$459	$969
Gross profit	$79	$49	$98	$226
Income from continuing operations	$64	$48	$60	$172
Net income	$55	$48	$55	$158

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

	Turkey JVs	Anqing TP Goetze	Other	Total
Balance Sheets
Current assets	$216	$107	$213	$536
Noncurrent assets	$220	$128	$173	$521
Current liabilities	$114	$47	$101	$262
Noncurrent liabilities	$80	$—	$38	$118

The following table presents summarized aggregated financial information of the Company’s nonconsolidated affiliates as of and for the year ended December 31, 2015:

	Turkey JVs	Anqing TP Goetze	Other	Total
Statements of Operations
Sales	$327	$164	$396	$887
Gross profit	$74	$51	$53	$178
Income from continuing operations	$63	$52	$29	$144
Net income	$52	$52	$29	$133

The Company does not hold a controlling interest in the Turkey JVs. The Turkey JVs were established for the purpose of manufacturing and marketing automotive parts, including pistons, piston rings, piston pins, and cylinder liners to OE and aftermarket customers. Purchases from the Turkey JVs for the years ended December 31, 2017, 2016, and 2015 were $225 million, $173 million, and $144 million. Sales to the Turkey JVs for the years ended December 31, 2017, 2016, and 2015 were $70 million, $65 million, and $56 million. The Company had a net accounts payable balance with the Turkey JVs of $2 million as of December 31, 2017 and a net accounts receivable balance of $3 million as of December 31, 2016.

13.	DEBT

The following is a summary of debt outstanding as of December 31, 2017 and 2016:

	December 31
	2017	2016
Loans under facilities:
Revolver	$250	$345
Tranche B term loan	—	684
Tranche C term loan	1,455	1,857
Secured Notes:
4.875% Euro Fixed Rate Notes	498	—
Euro Floating Rate Notes	360	—
5.000% Euro Fixed Rate Notes	420	—
Debt discount	(4)	(6)
Debt issuance fees	(9)	(7)
Other debt, primarily foreign instruments	160	152

	3,130	3,025
Less: Short-term debt, including current maturities of long-term debt	(126)	(142)

Total long-term debt	$3,004	$2,883

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The Company has a revolving line of credit in the U.S. (“Revolver”), which provides for (i) aggregate availability of $600 million (ii) a maturity date of December 6, 2018, subject to certain limited exceptions, and (iii) additional availability under the Company’s borrowing base. Advances under the Revolver generally bear interest at a variable rate per annum equal to (i) the Alternate Base Rate (as defined in the agreement) plus an adjustable margin of 0.50% to 1.00% based on the average monthly availability or (ii) the Adjusted LIBOR Rate (as defined in the agreement) plus a margin of 1.50% to 2.00% based on the average monthly availability. An unused commitment fee of 0.375% is also payable under the terms of the Revolver.

On April 15, 2014, the Company entered into a tranche B term loan facility (the “Tranche B Facility”) and a tranche C term loan facility (the “Tranche C Facility,” and together with the Tranche B Facility, the “Term Facilities”). In connection with the Term Facilities and Revolver, the Company incurred original issue discount of $11 million and debt issuance costs of $12 million. The discount and debt issuance costs are being amortized to interest expense, net over 48 to 84 months.

The Term Facilities, among other things, (i) provides for aggregate commitments under the Tranche B Facility of $700 million with a maturity date of April 15, 2018, (ii) provides for aggregate commitments under the Tranche C Facility of $1.9 billion with a maturity date of April 15, 2021, (iii) increases the interest rates applicable to the Facilities as described below, (iv) provides that for all outstanding letters of credit there is a corresponding decrease in borrowings available under the Revolver, (v) provides that in the event that as of a particular determination date more than $700 million aggregate principal amount of existing term loans and certain related refinancing indebtedness will become due within 91 days of such determination date, the Revolver will mature on such determination date, (vi) provides for additional incremental indebtedness, secured on a pari passu basis, of an unlimited amount of additional indebtedness if the Company meets a financial covenant incurrence test, and (vii) amends certain other restrictive covenants.

Borrowings under the Tranche B Facility generally bear interest at a variable rate per annum equal to (i) the Alternate Base Rate plus a margin of 2.00% or (ii) the Adjusted LIBOR Rate plus a margin of 3.00%, subject, in each case, to a floor of 1.00%. Borrowings under the Tranche C Facility generally bear interest at a variable rate per annum equal to (i) the Alternate Base Rate plus a margin of 2.75% or (ii) the Adjusted LIBOR Rate plus a margin of 3.75%, subject, in each case, to a minimum rate of 1.00% plus the applicable margin.

The obligations of the Company under the Revolver and Term Facilities credit agreement are guaranteed by substantially all of the domestic subsidiaries and certain foreign subsidiaries of the Company, and are secured by substantially all personal property and certain real property of the Company and such guarantors, subject to certain limitations. The liens granted to secure these obligations and certain cash management and hedging obligations have first priority. As such, the Company’s availability is limited by borrowing base conditions.

The Revolver and Term Facilities credit agreement also contains certain affirmative and negative covenants and events of default, including, subject to certain exceptions, restrictions on incurring additional indebtedness, mandatory prepayment provisions associated with specified asset sales and dispositions, and limitations on: i) investments; ii) certain acquisitions, mergers or consolidations; iii) sale and leaseback transactions; iv) certain transactions with affiliates; and v) dividends and other payments in respect of capital stock. The Company was in compliance with all debt covenants as of December 31, 2017 and 2016.

On June 29, 2017, the Company issued an aggregate principal amount of €350 million 5.000% Euro Fixed Rate Notes due 2024. Interest on the 5.000% Euro Fixed Rate Notes will accrue at a rate of 5.000% per annum and will be payable on January 15 and July 15 of each year, commencing on January 15, 2018. The 5.000% Euro Fixed Rate Notes were issued without a discount and will rank equally in right of payment to all existing and future senior secured indebtedness. In connection with the issuance of the notes, the Company capitalized debt issuance costs of $2 million which are being amortized to interest expense, net under the interest method over 84 months.

Proceeds from the issuance of the 5.000% Euro Fixed Rate Notes were $395 million which were used to repay a portion of the Tranche C term loan in the amount of $393 million, including accrued interest, and pay $2 million of fees and expenses related to the issuance of the 5.000% Euro Fixed Rate Notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

On March 30, 2017, the Company issued an aggregate principal amount of €415 million 4.875% Euro Fixed Rate Notes due 2022 and an aggregate principal amount of €300 million Euro Floating Rate Notes due 2024. Interest on the 4.875% Euro Fixed Rate Notes will accrue at a rate of 4.875% per annum and will be payable on April 15 and October 15 of each year, commencing on October 15, 2017. Interest on the Euro Floating Rate Notes will accrue at the three-month EURIBOR rate (with 0% floor) plus 4.875% per annum and will be payable on January 15, April 15, July 15 and October 15, commencing July 15, 2017. The 4.875% Euro Fixed Rate Notes and Euro Floating Rate Notes were issued without a discount and will rank equally in right of payment to all existing and future senior secured indebtedness. In connection with the issuance of the notes, the Company capitalized debt issuance costs of $5 million which are being amortized to interest expense under the interest method over 60 to 84 months.

Proceeds from the issuance of the 4.875% Euro Fixed Rate Notes and the Euro Floating Rate Notes were $776 million which were used to repay the Tranche B term loan in the amount of $684 million, including accrued interest, repay $85 million of the outstanding balance on the Revolver, and pay $5 million of fees and expenses related to the issuance of the notes. An entity related to the Company’s parent, IEP, acted as an intermediary in transferring the net proceeds to the Company and in the repayment of the Tranche B term loan. No related party income or expense was recorded as a result of facilitating this transaction.

The Company recognized a $4 million loss on extinguishment of debt during the year ended December 31, 2017 for the write-off of prior debt issuance costs and original issue discounts related to the Tranche B and C term loans.

The Company has designated a portion of the Euro Notes as a net investment hedge of its European operations. As such, the fluctuations in foreign currency exchange rates on the value of the notes is recorded to cumulative translation adjustment. See Note 7, Derivatives and Hedging Activities.

The Euro Notes were issued under indentures dated March 30, 2017, and June 29, 2017, which contain customary events of defaults and covenants relating to, among other things, the incurrence of debt, affiliate transactions, liens and restricted payments.

On February 23, 2018, the Company extended its Revolver, which provides for (i) aggregate availability of $625 million, (ii) a maturity date of February 23, 2023, subject to certain limited exceptions, and (iii) additional availability under the Company’s borrowing base. Advances under the Revolver generally bear interest at a variable rate per annum equal to (i) the Alternate Base Rate (as defined in the agreement) plus an adjustable margin of 0.25% to 0.75% based on the average monthly availability or (ii) the Adjusted LIBOR Rate (as defined in the agreement) plus a margin of 1.25% to 1.75% based on the average monthly availability. An unused commitment fee of 0.25% is also payable under the terms of the Revolver.

The total availability under credit facilities was $386 million and $273 million as of December 31, 2017 and 2016. The Company had $38 million and $45 million of letters of credit outstanding as of December 31, 2017 and 2016. Availability under the Company’s Revolver was limited by borrowing base conditions as of December 31, 2016.

Interest expense associated with the amortization of the debt issuance costs recognized in the Company’s consolidated statements of operations, consists of the following:

	Year Ended December 31
	2017	2016	2015
Amortization of debt issuance fees	$3	$3	$3
Amortization of original issue discount	1	2	2

	$4	$5	$5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The Company has the following contractual debt obligations outstanding at December 31, 2017:

	2018	2019	2020	2021	2022	2023 and thereafter	Total
Contractual debt obligations outstanding	$126	$9	$9	$1,463	$506	$1,030	$3,143

The weighted average cash interest rates for short-term borrowings were approximately 4.5 % and 4.4% as of December 31, 2017 and 2016. Interest paid on debt for the years ended December 31, 2017, 2016, and 2015 was $127 million, $139 million, and $133 million.

14.	ACCRUED LIABILITIES

Accrued liabilities consist of the following:

	December 31
	2017	2016
Accrued compensation	$214	$179
Accrued rebates	149	159
Restructuring liabilities	23	55
Non-income tax payable	23	42
Alleged defective products	10	18
Accrued professional services	26	27
Accrued income taxes	22	32
Accrued product returns	29	25
Accrued warranty	10	17

	$506	$554

15.	PENSION AND OTHER POSTRETIREMENT BENEFITS

Defined Contribution Pension Plans

The Company maintains certain defined contribution pension plans for eligible employees. Effective January 1, 2013, the Company amended its U.S. defined contribution plan to allow for an enhanced company match and company provided age-based contributions for eligible U.S. salaried and non-union hourly employees. The total expenses attributable to the Company’s defined contribution savings plan were $46 million, $43 million, and $45 million for the years ended December 31, 2017, 2016, and 2015.

Defined Benefit Plans

The Company sponsors defined benefit pension plans, and health care and life insurance benefits for certain employees and retirees around the world. There is also an unfunded nonqualified pension plan primarily covering U.S. executives.

The funding policy for qualified defined benefit pension plans is to contribute the minimum required by applicable laws and regulations or to directly pay benefit payments where appropriate. At December 31, 2017, all legal funding requirements had been met. The Company expects to contribute $31 million to its U.S. qualified plans, $1 million to its U.S. non-qualified plans, $32 million to its non-U.S. pension plans, and $23 million to its other postretirement plans in 2018.

Other Benefits

The Company also provides benefits to former or inactive employees paid after employment but before retirement. The liabilities for such U.S. and European postemployment benefits were $67 million and $60 million at December 31, 2017 and 2016.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The measurement date for all defined benefit plans is December 31. The following provides a reconciliation of the plans’ benefit obligations, plan assets, funded status and recognition in the consolidated balance sheets:

	Pension Benefits				Other Postretirement
	U.S. Plans		Non-U.S. Plans		Benefits
	2017	2016	2017	2016	2017	2016
Change in benefit obligation:
Benefit obligation, beginning of year	$1,167	$1,221	$510	$487	$295	$323
Service cost	2	3	15	14	—	—
Interest cost	44	49	11	13	12	14
Benefits paid	(73)	(98)	(22)	(21)	(23)	(24)
Medicare subsidies received	—	—	—	—	2	2
Curtailments	—	—	—	(1)	—	—
Settlements	—	—	(1)	(4)	—	—
Actuarial losses (gains)	41	(8)	(17)	39	(1)	(21)
Business combinations	—	—	1	—	—	—
Currency translation	—	—	68	(17)	1	1

Benefit obligation, end of year	1,181	1,167	565	510	286	295

Change in plan assets:
Fair value of plan assets, beginning of year	856	870	63	57	—	—
Actual return on plan assets	116	45	3	3	—	—
Settlements	—	—	(1)	(4)	—	—
Company contributions	44	39	30	30	21	22
Benefits paid	(73)	(98)	(22)	(21)	(23)	(24)
Business combinations	—	—	—	1	—	—
Medicare subsidies received	—	—	—	—	2	2
Currency translation	—	—	8	(3)	—	—

Fair value of plan assets, end of year	943	856	81	63	—	—

Funded status of the plan	$(238)	$(311)	$(484)	$(447)	$(286)	$(295)

Amounts recognized in the consolidated balance sheets:
Current liabilities	$(1)	$(1)	$(15)	$(13)	$(22)	$(23)
Noncurrent liabilities(a)	(237)	(310)	(469)	(434)	(264)	(272)

Net amount recognized	$(238)	$(311)	$(484)	$(447)	$(286)	$(295)

Amounts recognized in accumulated other comprehensive loss, inclusive of tax effects:
Net actuarial loss (gain)	$393	$435	$87	$93	$32	$34
Prior service cost (credit)	—	—	1	1	(2)	(6)

Total	$393	$435	$88	$94	$30	$28

(a)	The “Pension and other postretirement benefits” line in the consolidated balance sheet includes $67 million and $60 million of postemployment benefits which are not included in the table above.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Information for defined benefit plans with projected benefit obligations in excess of plan assets:

	Pension Benefits				Other Postretirement
	U.S. Plans		Non-U.S. Plans		Benefits
	2017	2016	2017	2016	2017	2016
Projected benefit obligation	$1,181	$1,167	$565	$509	$286	$295
Fair value of plan assets	$943	$856	$81	$62	$—	$—

Information for pension plans with accumulated benefit obligations in excess of plan assets:

	Pension Benefits
	U.S. Plans		Non-U.S. Plans
	2017	2016	2017	2016
Projected benefit obligation	$1,181	$1,167	$548	$494
Accumulated benefit obligation	$1,181	$1,167	$510	$459
Fair value of plan assets	$943	$856	$66	$50

The accumulated benefit obligation for all pension plans is $1,702 million and $1,636 million as of December 31, 2017 and 2016.

The following table summarizes the components of net periodic benefit cost (credit) along with the assumptions used to determine the benefit obligations for the years ended December 31:

	Pension Benefits						Other Postretirement
	U.S. Plans			Non-U.S. Plans			Benefits
	2017	2016	2015	2017	2016	2015	2017	2016	2015
Components of expense
Service cost	$2	$3	$3	$15	$14	$16	$—	$—	$—
Interest cost	44	49	48	11	13	10	12	14	13
Expected return on plan assets	(47)	(48)	(59)	(2)	(2)	(2)	—	—	—
Amortization of actuarial losses	13	12	10	8	5	11	—	2	5
Amortization of prior service credit	—	—	—	—	—	—	(4)	(4)	(4)
Settlement loss (gain)	—	—	—	—	1	—	—	—	—
Curtailment gain	—	—	—	—	(1)	(2)	—	—	—

Net periodic cost (credit)	$12	$16	$2	$32	$30	$33	$8	$12	$14

Weighted-average assumptions used to determine benefit obligations
Discount rate	3.50%	3.90%	4.15%	2.26%	2.03%	2.72%	3.68%	3.98%	4.18%
Rate of compensation increase	n/a	n/a	n/a	2.97%	2.96%	3.19%	n/a	n/a	n/a
Weighted-average assumptions used to determine net expense
Discount rate	3.90%	4.15%	3.85%	2.03%	2.72%	1.77%	3.98%	4.18%	3.84%
Expected rate of return on plan assets	5.55%	5.65%	6.55%	3.05%	3.22%	3.52%	n/a	n/a	n/a
Rate of compensation increase	n/a	n/a	n/a	2.96%	3.19%	3.16%	n/a	n/a	n/a

Estimated amounts to be amortized from accumulated other comprehensive loss into net periodic benefit cost in the year ending December 31, 2018 based on December 31, 2017 plan measurements are $14 million, consisting primarily of amortization of the net actuarial loss in the U.S. pension plans.

Long-term Rate of Return

The Company’s expected return on assets is established annually through analysis of anticipated future long-term investment performance for the plan based upon the asset allocation strategy and is primarily a long-term prospective rate.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

An analysis was performed in December 2017 resulting in changes to the expected long-term rate of return on assets. The weighted-average long-term rate of return on assets for the U.S. pension plans decreased from 5.55% at December 31, 2016 to 5.50% at December 31, 2017. The expected long-term rate of return on plan assets used in determining pension expense for non-U.S. plans is determined in a similar manner to the U.S. plans and increased from 3.05% at December 31, 2016 to 3.26% at December 31, 2017.

Health Care Trend

The assumed health care and drug cost trend rates used to measure next year’s postretirement healthcare benefits are as follows:

	Other Postretirement Benefits
	2017	2016
Initial health care cost trend rate	6.41%	6.69%
Ultimate health care cost trend rate	5.00%	5.00%
Year ultimate health care cost trend rate reached	2022	2022

The assumed health care cost trend rate has a significant effect on the amounts reported for Other Postretirement Benefits plans. The following table illustrates the sensitivity to a change in the assumed health care cost trend rate:

	Total Service and Interest Cost	APBO
100 basis point (“bp”) increase in health care cost trend rate	$1	$23
100 bp decrease in health care cost trend rate	$(1)	$(20)

Projected benefit payments from the plans are estimated as follows:

	Pension Benefits		Other Postretirement Benefits
	U.S.	Non-U.S. Plans
2018	$85	$25	$23
2019	$85	$27	$22
2020	$86	$27	$22
2021	$87	$27	$22
2022	$87	$29	$21
Years 2023-2027	$379	$151	$96

Plan Assets

Certain pension plans sponsored by the Company invest in a diversified portfolio consisting of an array of asset classes that attempts to maximize returns while minimizing volatility. These asset classes include developed market equities, emerging market equities, private equity, global high quality and high yield fixed income, real estate, and absolute return strategies.

U.S. Plan

As of December 31, 2017, plan assets were comprised of 65% equity investments, 23% fixed income investments, and 12% in other investments which include hedge funds. Approximately 57% of the U.S. plan assets were invested in actively managed investment funds. The Company’s investment strategy includes a target asset allocation of 50% equity investments, 25% fixed income investments and 25% in other investment types including hedge funds.

The U.S. investment strategy mitigates risk by incorporating diversification across appropriate asset classes to meet the plan’s objectives. It is intended to reduce risk, provide long-term financial stability for the plan, and maintain funded levels that meet

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

long-term plan obligations while preserving sufficient liquidity for near-term benefit payments. Risk assumed is considered appropriate for the return anticipated and consistent with the diversification of plan assets.

Non-U.S. Plans

The insurance contracts guarantee a minimum rate of return. The Company has no input into the investment strategy of the assets underlying the contracts, but they are typically heavily invested in active bond markets and are highly regulated by local law.

The majority of the assets of the non-U.S. plans are invested through insurance contracts. The target asset allocation for the non-U.S. pension plans is 67% insurance contracts, 31% debt investments and 2% equity investments.

The following table presents the Company’s defined benefit plan assets measured at fair value by asset class:

	December 31, 2017				December 31, 2016
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
U.S. Plans:
Cash	$35	$35	$—	$—	$30	$30	$—	$—
Investments with registered investment companies:
Equity securities	393	393	—	—	346	346	—	—
Fixed income securities	163	163	—	—	154	154	—	—
Real estate and other	46	46	—	—	41	41	—	—
Equity securities	223	223	—	—	204	204	—	—
Debt securities:
Corporate and other	22	—	22	—	21	—	21	—
Government	32	11	21	—	28	11	17	—
Hedge funds	29	—	—	29	32	—	—	32

	$943	$871	$43	$29	$856	$786	$38	$32

Non-U.S. Plans:
Insurance contracts	$54	$—	$—	$54	$42	$—	$—	$42
Investments with registered investment companies:
Fixed income securities	25	25	—	—	19	19	—	—
Equity securities	2	2	—	—	2	2	—	—

	$81	$27	$—	$54	$63	$21	$—	$42

The following tables summarize the activity for the U.S. plan assets classified in level 3:

	Balance at December 31, 2016	Net Realized/ Unrealized Gains (Loss)	Purchases, and Settlements, Net	Sales, Net	Transfers Into (Out) of Level 3	Foreign Currency Exchange Rate Movements	Balance at December 31, 2017
Hedge funds and other	$32	$3	$12	$(18)	$—	$—	$29

	Balance at December 31, 2015	Net Realized/ Unrealized Gains (Loss)	Purchases, and Settlements, Net	Sales, Net	Transfers Into (Out) of Level 3	Foreign Currency Exchange Rate Movements	Balance at December 31, 2016
Hedge funds and other	$86	$—	$48	$(102)	$—	$—	$32

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The following tables summarize the activity for the non-U.S. plan assets classified in level 3:

	Balance at December 31, 2016	Net Realized/ Unrealized Gains (Loss)	Purchases, and Settlements, Net	Sales, Net	Transfers Into (Out) of Level 3	Foreign Currency Exchange Rate Movements	Balance at December 31, 2017
Insurance contracts	$42	$2	$6	$(2)	$—	$6	$54

	Balance at December 31, 2015	Net Realized/ Unrealized Gains (Loss)	Purchases, and Settlements, Net	Sales, Net	Transfers Into (Out) of Level 3	Foreign Currency Exchange Rate Movements	Balance at December 31, 2016
Insurance contracts	$40	$2	$3	$(2)	$—	$(1)	$42

16.    INCOME TAXES

Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The components of (loss) income from continuing operations before income taxes consist of the following:

	Year Ended December 31
	2017	2016	2015
Domestic	$(20)	$(51)	$(89)
International	191	196	8

Total	$171	$145	$(81)

Significant components of the (expense) benefit for income taxes are as follows:

	Year Ended December 31
	2017	2016	2015
Current:
Federal, state and local	$1	$—	$—
International	(38)	(83)	(47)

Total current	(37)	(83)	(47)
Deferred:
Federal, state and local	254	(1)	—
International	(27)	29	17

Total deferred	227	28	17

	$190	$(55)	$(30)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The reconciliation of income taxes computed at the U.S. federal statutory tax rate to income tax (expense) benefit is:

	Year Ended December 31
	2017	2016	2015
Income tax (expense) benefit at U.S. statutory rate	$(60)	$(51)	$28
Tax effect from:
Goodwill impairment	(1)	(1)	(31)
U.S. income inclusions from foreign subsidiaries	(9)	(7)	(10)
Nonconsolidated foreign affiliates	23	19	17
Tax holidays and incentives	5	8	10
Foreign rate variance	19	21	9
U.S. tax reform, net of valuation allowance	259	—	—
Uncertain tax positions and assessments	22	(8)	5
Valuation allowances	(36)	(9)	(46)
Withholding taxes	(9)	(11)	(7)
Other	(23)	(16)	(5)

Income tax (expense) benefit	$190	$(55)	$(30)

The significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31
	2017	2016
Deferred tax assets
Net operating loss carryforwards	$792	$1,002
Pension and postretirement benefits	216	312
Reorganization costs	3	7
Inventory	58	62
Other temporary differences	132	107
Tax credits and capital loss carryforwards	92	94

Total deferred tax assets	1,293	1,584
Valuation allowances for deferred tax assets	(919)	(1,286)

Net deferred tax assets	374	298
Deferred tax liabilities
Investment in U.S. subsidiaries	(184)	(307)
Intangible assets	(103)	(138)
Fixed assets	(102)	(98)

Total deferred tax liabilities	(389)	(543)

	$(15)	$(245)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Deferred tax assets and liabilities are recorded in the consolidated balance sheets as follows:

	December 31
	2017	2016
Assets:
Other noncurrent assets	$104	$121
Liabilities:
Deferred income taxes	(119)	(366)

	$(15)	$(245)

The Company continues to maintain a valuation allowance related to a net deferred tax assets in multiple jurisdictions. As of December 31, 2017, the Company had valuation allowances of $811 million related to tax loss and credit carryforwards. The current and future provision for income taxes may be significantly affected by changes to valuation allowances in certain countries. These allowances will be maintained until it is more likely than not the deferred tax assets will be realized. The future provision for income taxes will include no tax benefit with respect to losses incurred and no tax expense with respect to income generated in these countries until the respective valuation allowance is eliminated.

At December 31, 2017, the Company had a deferred tax asset before valuation allowance of $884 million for tax loss carryforwards and tax credits, including: $458 million in the U.S. with expiration dates from 2018 through 2035; $130 million in the United Kingdom with no expiration date; and $296 million in other jurisdictions with various expiration dates.

The Company has also concluded there is a more than remote possibility the existing valuation allowances of up to $1 million as of December 31, 2017 could be released within the next 12 months. If releases of such valuation allowances occur, they may have a significant effect on results of operations in the quarter in which it is deemed appropriate to release the reserve. Income taxes paid, net of income tax refunds received, were $70 million, $67 million and $44 million for the years ended December 31, 2017, 2016 and 2015.

On December 22, 2017, The Tax Cuts and Jobs Act (the Tax Legislation) was enacted in the United States, significantly revising certain U.S. corporate income tax provisions; including, among other items, a reduction of the U.S. corporate rate from 35% to 21%, the imposition of a deemed repatriation tax on unremitted foreign earnings to facilitate a shift from a world-wide tax system to a territorial system, the creation of new anti-deferral provisions and new limitations on certain deductions. As a result of the enactment of the Tax Legislation, the Company estimates a one-time increase to net income of approximately $259 million net of valuation allowance in the fourth quarter of 2017, primarily related to the impact of the rate reduction on the Company’s deferred tax positions and changes to net operating loss carry forward rules. In periods following the enactment, the Company does not currently anticipate significant revisions to the amounts recorded. However, under the guidance of Staff Accounting Bulletin No. 118 issued December 22, 2017, we will account for the income tax effects of any additional guidance associated with the Tax Legislation under the measurement period approach.

Taxes are provided for estimated U.S. and non-U.S. income taxes which may be incurred on the reversal of our basis differences not deemed to be indefinitely reinvested. Taxes have not been provided on undistributed earnings in foreign subsidiaries which are deemed indefinitely reinvested of $784 million at December 31, 2017. If at some future date these earnings cease to be permanently reinvested, the Company may be subject to foreign income and withholding taxes upon repatriation of such amounts. Quantification of the deferred tax liability, if any, associated with indefinitely reinvested earnings is not practicable.

At December 31, 2017, 2016 and 2015, the Company had total unrecognized tax benefits of $92 million, $42 million and $37 million. Of these totals, $(5) million, $33 million and $29 million, represent the amounts of unrecognized tax benefits that, if recognized, would affect the effective income tax rates. The total unrecognized tax benefits differ from the amounts which would affect the effective tax rates primarily due to the effect of valuation allowances.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

A summary of the changes in the gross amount of unrecognized tax benefits for the years ended December 31, 2017, 2016 and 2015 are shown below:

	Year Ended December 31
	2017	2016	2015
Change in unrecognized tax benefits
Balance at January 1	$42	$37	$50
Additions based on tax positions related to the current year	7	2	6
Additions for tax positions of prior years	59	6	6
Decreases for tax positions of prior years	(8)	(1)	(10)
Decreases for statute of limitations expiration	(1)	(1)	(4)
Settlements	(11)	—	(6)
Effect of currency translation	4	(1)	(5)

Balance at December 31	$92	$42	$37

The Company classifies tax-related penalties and net interest as income tax expense. As of December 31, 2017, 2016 and 2015, the Company recorded $4 million, $7 million and $7 million in liabilities for tax-related net interest and penalties on its consolidated balance sheet. The Company recorded income tax (expense) benefit related to a net change in its liability for interest and penalties of $3 million, $0 million, and $(5) million for the years ended December 31, 2017, 2016 and 2015.

The Company operates in multiple jurisdictions throughout the world. The Company is no longer subject to U.S. federal tax examinations for years before 2014 or state and local for years before 2009, with limited exceptions. Furthermore, the Company is no longer subject to income tax examinations in major foreign tax jurisdictions for years prior to 2005. The income tax returns of foreign subsidiaries in various tax jurisdictions are currently under examination.

The Company believes that it is reasonably possible that its unrecognized tax benefits in multiple jurisdictions, which primarily relate to transfer pricing, corporate reorganization and various other matters, may decrease by approximately $5 million in the next 12 months due to audit settlements or statute expirations, of which approximately $2 million, if recognized, could affect the effective tax rate.

On July 11, 2013, Federal-Mogul Corporation became part of the IEP affiliated group of corporations as defined in Section 1504 of the Internal Revenue Code of 1986 (“the Code”), as amended, of which AEP is the common parent. The Company subsequently entered into a Tax Allocation Agreement (the “Tax Allocation Agreement”) with AEP. Pursuant to the Tax Allocation Agreement, AEP and the Company have agreed to the allocation of certain income tax items. The Company will join AEP in the filing of AEP’s federal consolidated return and certain state consolidated returns. In those jurisdictions where the Company is filing consolidated returns with AEP, the Company will pay to AEP any tax it would have owed had it continued to file separately. Effective January 23, 2017, AEP will no longer be obligated to the Company for reductions to the consolidated group’s tax liability as a result of including the Company in its consolidated group.

On February 14, 2017, Federal-Mogul Holdings Corporation was converted to a Delaware single member limited liability company with the resulting entity being named Federal-Mogul Holdings LLC. On March 29, 2017, Federal-Mogul Holdings LLC was merged with and into Federal-Mogul LLC with Federal-Mogul LLC surviving the merger. As a result of the conversion, the Company is treated as a disregarded entity for U.S. income tax purposes and no U.S. income tax will be allocated to the Company. IEP will succeed to the Company’s U.S. deferred tax assets and liabilities as the sole member of the Company. However, for purposes of preparing its financial statements, the Company will continue to use a separate return methodology in determining income taxes prospectively. In the event of a deconsolidation transaction, certain tax attributes would not be retained by the Company. The Transaction, as defined in Note 1, Description of Business, would be a deconsolidation transaction upon closing.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

17.    COMMITMENTS AND CONTINGENCIES

Environmental Matters

The Company is a defendant in lawsuits filed, or the recipient of administrative orders issued or demand letters received, in various jurisdictions pursuant to the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”) or other similar national, provincial or state environmental remedial laws. These laws provide that responsible parties may be liable to pay for remediating contamination resulting from hazardous substances that were discharged into the environment by them, by prior owners or occupants of property they currently own or operate, or by others to whom they sent such substances for treatment or other disposition at third party locations. The Company has been notified by the U.S. Environmental Protection Agency, other national environmental agencies, and various provincial and state agencies that it may be a potentially responsible party (“PRP”) under such laws for the cost of remediating hazardous substances pursuant to CERCLA and other national and state or provincial environmental laws. PRP designation typically requires the funding of site investigations and subsequent remedial activities.

Many of the sites that are likely to be the costliest to remediate are often current or former commercial waste disposal facilities to which numerous companies sent wastes. Despite the potential joint and several liability which might be imposed on the Company under CERCLA and some of the other laws pertaining to these sites, the Company’s share of the total waste sent to these sites has generally been small. The Company believes its exposure for liability at these sites is limited.

On a global basis, the Company has also identified certain other present and former properties at which it may be responsible for cleaning up or addressing environmental contamination, in some cases as a result of contractual commitments and/or federal or state environmental laws. The Company is actively seeking to resolve these actual and potential statutory, regulatory, and contractual obligations. Although difficult to quantify based on the complexity of the issues, the Company has accrued amounts corresponding to its best estimate of the costs associated with such regulatory and contractual obligations on the basis of available information from site investigations and the professional judgment of consultants.

Total environmental liabilities, determined on an undiscounted basis are included in the consolidated balance sheets as follows:

	December 31
	2017	2016
Other current liabilities	$7	$6
Other accrued liabilities (noncurrent)	9	10

	$16	$16

Management believes recorded environmental liabilities will be adequate to cover the Company’s estimated liability for its exposure in respect to such matters. In the event such liabilities were to significantly exceed the amounts recorded by the Company, the Company’s results of operations and financial condition could be materially affected. At December 31, 2017, management estimates additional losses above and beyond management’s best estimate of required remediation costs could range up to $24 million.

Asset Retirement Obligations

The Company’s primary ARO activities relate to the removal of hazardous building materials at its facilities. The Company records an ARO at fair value upon initial recognition when the amount is probable and can be reasonably estimated. ARO fair values are determined based on the Company’s determination of what a third party would charge to perform the remediation activities, generally using a present value technique.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The Company maintains ARO liabilities in the consolidated balance sheets as follows:

	December 31
	2017	2016
Other current liabilities	$—	$1
Other accrued liabilities (noncurrent)	15	14

	$15	$15

The following is a rollforward of the Company’s ARO liability for the years ended December 31, 2017 and 2016:

Balance at December 31, 2015	$16
Liabilities incurred	(2)
Liabilities settled/adjustments	1

Balance at December 31, 2016	15
Liabilities settled/adjustments	(1)
Foreign currency	1

Balance at December 31, 2017	$15

Affiliate Pension Obligations

As a result of the 100% ownership interest in the Company by Mr. Icahn’s affiliates, the Company is subject to the pension liabilities of all entities in which Mr. Icahn has a direct or indirect ownership interest of at least 80%. One such entity, ACF Industries LLC (“ACF”), is the sponsor of several pension plans. All the minimum funding requirements of the Internal Revenue Code of 1986 and the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, for these plans have been met as of December 31, 2017. If the ACF plans were voluntarily terminated, they would be underfunded by approximately $88 million as of December 31, 2017. These results are based on the most recent information provided by the plans’ actuaries. These liabilities could increase or decrease, depending on a number of factors, including future changes in benefits, investment returns, and the assumptions used to calculate the liability. As members of the controlled group, the Company would be liable for any failure of ACF to make ongoing pension contributions or to pay the unfunded liabilities upon a termination of the pension plans of ACF. In addition, other entities now or in the future within the controlled group in which the Company is included may have pension plan obligations that are, or may become, underfunded and the Company would be liable for any failure of such entities to make ongoing pension contributions or to pay the unfunded liabilities upon termination of such plans. Further, the failure to pay these pension obligations when due may result in the creation of liens in favor of the pension plan or the Pension Benefit Guaranty Corporation (“PBGC”) against the assets of each member of the controlled group.

The current underfunded status of the pension plans of ACF requires it to notify the PBGC of certain “reportable events” such as if the Company ceases to be a member of the ACF controlled group, or the Company makes certain extraordinary dividends or stock redemptions. The obligation to report could cause the Company to seek to delay or reconsider the occurrence of such reportable events.

IEP and IEH FM Holdings LLC have undertaken to indemnify the Company for any and all liability imposed upon the Company pursuant to ERISA resulting from the Company being considered a member of a controlled group within the meaning of ERISA § 4001(a)(14) of which American Entertainment Properties Corporation is a member, except with respect to the liability in respect to any employee benefit plan, as defined by ERISA § 3(3), maintained by the Company. IEP and IEH FM Holdings LLC are not required to maintain any specific net worth and there can be no guarantee IEP and IEH FM Holdings LLC will be able to fund their indemnification obligations to the Company.

Other Matters

On March 3, 2017, certain purported former stockholders of Federal-Mogul Holdings Corporation (“FMHC”) filed a petition in the Delaware Court of Chancery seeking an appraisal of the value of common stock they claim to have held at the time of the

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

January 23, 2017 merger of IEH FM Holdings, LLC into FMHC. IEH FM Holdings, LLC was a wholly owned subsidiary of American Entertainment Properties Corp. and a subsidiary of Icahn Enterprises L.P. Federal-Mogul Holdings LLC, f/k/a FMHC, filed an answer to the petition on March 28, 2017. A second petition for appraisal was filed by purported former stockholders of FMHC on May 1, 2017. The two cases were consolidated on May 10, 2017 and the consolidated action is styled: “In re Appraisal of Federal-Mogul Holdings LLC, C.A. No. 2017-0158-AGB”. Discovery is ongoing and a trial date has not yet been set. The Company believes that it has a meritorious defense and intends to vigorously defend the matter.

On September 29, 2016, September 30, 2016, October 12, 2016 and October 19, 2016, respectively, four putative class actions, captioned Skybo v. Ninivaggi et al., C.A. No. 12790, Lemanchek v. Ninivaggi et al., C.A. No. 12791, Raul v. Ninivaggi et al., C.A. No. 12821 and Mercado v. Ninivaggi et al., C.A. No. 12837, were filed in the Court of Chancery of the State of Delaware against the Board of Directors of the Company (the “Board”) and Icahn Enterprises, Icahn Enterprises Holdings, certain of their affiliates and Icahn Enterprises’ Board of Directors (the “Icahn Defendants”), and, in the case of Raul, the Company. The complaints allege that, among other things, the Board breached its fiduciary duties by approving the proposed Merger Agreement, that the Icahn Defendants breached their fiduciary duties to the minority stockholders of the Company and/or aided and abetted the Board’s breaches of its fiduciary duties, as well as alleging certain material misstatements and omissions in the Schedule 14D-9 filed by the Company. The complaints allege that, among other things, the then-Offer Price was inadequate and, together with that the Merger Agreement, was the result of a flawed and unfair sales process and conflicts of interest of the Board and the special committee of independent directors (the “Special Committee”), alleging that the Special Committee and the Company’s management lacked independence from the Icahn Defendants. In addition, the complaints allege that the Merger Agreement contains certain allegedly preclusive deal protection provisions, including a no-solicitation provision, an information rights provision and a matching rights provision. Among other things, the complaints sought to enjoin the transactions contemplated by the Merger Agreement, as well as award costs and disbursements, including reasonable attorneys’ and experts’ fees. The Raul and Mercado complaints further seek to rescind the transaction or award rescissory damages, or (in the case of Raul) award a quasi-appraisal remedy in the event that the transaction was consummated, as well as award money damages. On October 28, 2016, all four actions were consolidated under the caption In re Federal-Mogul Holdings, Inc. Stockholder Litigation, C.A. No. 12790-CB (the “Delaware Action”). On March 6, 2017, plaintiffs filed a consolidated amended complaint that does not name the Company as a defendant. Among other things, the consolidated amended complaint also adds allegations regarding the commencement and extension of the Offer, the increase in the Offer price, the closing of the transaction, the Company’s subsequent performance and public statements, Mr. Ninivaggi’s post-merger employment with Icahn Enterprises and the independence of the chairman of the Special Committee. The defendants have moved to dismiss the amended complaint discovery was stayed pending determination of that motion. In lieu of proceeding with the October 12, 2017 hearing on the defendants’ motion to dismiss, the plaintiffs in the Delaware Action dismissed the Delaware Action, without prejudice as to the named plaintiffs.

On October 5, 2016, a putative class action captioned Sanders v. Federal-Mogul Holdings Corporation et al., C.A. No. 16-155387 was filed in the Circuit Court for Oakland County of the State of Michigan against the Company, the Board and the Icahn Defendants (the “Michigan Action”). The complaint alleges, among other things, that the Board breached its fiduciary duties and that the Company and the Icahn Defendants aided and abetted the Board’s breaches of its fiduciary duties, as well as alleging certain material misstatements and omissions in the Schedule 14D-9. The complaint alleges that, among other things, the then-Offer Price was unfair and the result of an unfair sales process that included conflicts of interest. In addition, the complaint alleges that the Merger Agreement contains certain allegedly preclusive deal protection provisions, including a no-solicitation provision, an information rights provision and a matching rights provision. Among other things, the complaint sought to enjoin the transactions contemplated by the Merger Agreement, or, in the event that the transactions were consummated, rescind the transactions or award rescissory damages, as well as award money damages and costs, including reasonable attorneys’ and experts’ fees. On March 6, 2017, the plaintiffs filed an amended complaint which, among other things, dropped the Company as a defendant. The amended complaint also: named certain additional Icahn-affiliated individuals and entities as defendants; deleted various allegations relating to process and purported disclosure deficiencies; added allegations regarding the commencement and extension of the Offer, the increase in the Offer price, the closing of the transaction, the Company’s subsequent performance and public statements, Mr. Ninivaggi’s post-merger employment with Icahn Enterprises, and the independence of certain directors; and eliminated the request for injunctive relief given the consummation of the transaction. On April 4, 2017 the Court entered a stipulated order staying the Michigan Action pending final determination of the Delaware Action. On October 16, 2017, the plaintiffs in the Michigan Action dismissed the Michigan Action, without prejudice as to the named plaintiffs.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

On April 25, 2014, a group of plaintiffs brought an action against Federal-Mogul Products, Inc. (“F-M Products”), a wholly-owned subsidiary of the Company, alleging injuries and damages associated with the discharge of chlorinated hydrocarbons by the former owner of a facility located in Kentucky. Since 1998, when F-M Products acquired the facility, it has been cooperating with the applicable regulatory agencies on remediating the prior discharges pursuant to an order entered into by the facility’s former owner. The Company does not currently believe the outcome of this litigation will have a material effect on its consolidated financial position, results of operations or cash flows.

In addition, the Company is involved in other legal actions and claims, directly, and through its subsidiaries. Management does not believe the outcomes of these other actions or claims are likely to have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

18.	CHANGES IN ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) BY COMPONENT, NET OF TAX

The following represents the Company’s changes in accumulated other comprehensive income (loss), net of tax by component for the years ended December 31, 2017, 2016, and 2015:

	Year Ended December 31
	2017	2016	2015
Foreign currency translation adjustments and other
Balance at beginning of period	$(861)	$(714)	$(482)
Other comprehensive income (loss) before reclassification adjustment, net of tax	104	(146)	(232)
Reclassification from other comprehensive income (loss)	—	(1)	—

Other comprehensive loss, net of tax	104	(147)	(232)

Balance at end of period	$(757)	$(861)	$(714)

Pension and postretirement benefits
Balance at beginning of period	$(557)	$(587)	$(643)
Other comprehensive income (loss) before reclassifications	29	15	34
Reclassification from other comprehensive income (loss)(a)	17	15	22

Other comprehensive income (loss), net of tax	46	30	56

Balance at end of period	$(511)	$(557)	$(587)

Cash flow hedge instruments
Balance at beginning of period	$(14)	$(17)	$(17)
Other comprehensive income (loss) before reclassifications	2	2	(4)
Reclassification from other comprehensive income (loss)(b)	(3)	1	4

Other comprehensive income (loss), net of tax	(1)	3	—

Balance at end of period	$(15)	$(14)	$(17)

Other comprehensive income (loss) attributable to noncontrolling interests, net of tax(b)	$12	$2	$(5)

(a)	Includes amortization of prior service costs/credits and actuarial gains/losses which are included in cost of products sold, and selling, general, and administrative.
(b)	Mainly consists of foreign currency translation adjustments; refer to Note 2, Basis of Presentation and Summary of Significant Accounting Policies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

19.    INCOME (LOSS) PER COMMON SHARE

The following table sets forth the computation of basic and diluted income (loss) per common share:

	Year Ended December 31
	2016	2015
Amounts attributable to Federal-Mogul:
Net income (loss) from continuing operations	$82	$(117)
Gain (loss) from discontinued operations, net of tax	—	7

Net income (loss)	$82	$(110)

Weighted average shares outstanding, basic and diluted (in millions)	169.0	164.7
Net income (loss) per share attributable to Federal-Mogul – basic and diluted:
Net income (loss) from continuing operations	$0.49	$(0.71)
Gain (loss) from discontinued operations, net of tax	—	0.04

Net (loss) income	$0.49	$(0.67)

20.     OPERATIONS BY REPORTING SEGMENT

The Company operates with two end-customer focused business segments. The Powertrain segment focuses on original equipment powertrain products for automotive, heavy duty, and industrial applications. The Motorparts segment sells and distributes a broad portfolio of products in the global aftermarket, while also serving OEMs with products including braking, wipers, and a limited range of chassis components. This organizational model allows for a strong product line focus benefitting both OE and aftermarket customers and enables the Company to be responsive to customers’ needs for superior products and to promote greater identification with its premium brands. Additionally, this organizational model enhances management focus to capitalize on opportunities for organic or acquisition growth, profit improvement, resource utilization, and business model optimization in line with the unique requirements of the two different customer bases. Reporting units are components of the Company’s reporting segments (which are also its operating segments) and generally align with specific product groups for Powertrain and regions for Motorparts for which segment managers regularly review operating results.

Management utilizes Operational EBITDA as the key performance measure of segment profitability and uses the measure in its financial and operational decision making processes, for internal reporting, and for planning and forecasting purposes to effectively allocate resources. Operational EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation, and amortization), as adjusted for additional amounts. Examples of these adjustments include impairment charges related to goodwill, other long-lived assets, and investments; restructuring charges; certain gains or losses on the settlement/extinguishment of obligations; and receivable financing charges. During 2015, the Company modified its definition of Operational EBITDA to adjust for financing charges related to certain receivable financing programs. Comparable periods have been adjusted to conform to this definition.

Operational EBITDA presents a performance measure exclusive of capital structure and the method by which net assets were acquired, disposed of, or financed. Management believes this measure provides additional transparency into its core operations and is most reflective of the operational profitability or loss of the Company’s operating segments and reporting units. The measure also allows management and investors to view operating trends, perform analytical comparisons, and benchmark performance between periods and among operating segments.

Operational EBITDA should not be considered a substitute for results prepared in accordance with U.S. GAAP and should not be considered an alternative to net income, which is the most directly comparable financial measure to Operational EBITDA that is in accordance with U.S. GAAP. Operational EBITDA, as determined and measured by the Company, should not be compared to similarly titled measures reported by other companies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Effective January 1, 2018, the Company adopted ASU 2017-07, Retirement Benefits; refer to Note 2, Basis of Presentation and Summary of Significant Accounting Policies for additional details on the adoption of this accounting principle. As a result, the Company modified its definition of Operational EBITDA to adjust for the non service cost components of its pension and postretirement benefits expense. Prior periods presented herein have been adjusted to conform to this definition.

Net sales:

	Year Ended December 31
	2017	2016	2015
Powertrain	$4,792	$4,463	$4,450
Motorparts	3,341	3,215	3,253
Inter-segment eliminations	(254)	(244)	(284)

Total	$7,879	$7,434	$7,419

Inter-segment eliminations attributable to sales from Powertrain to Motorparts	$218	$211	$252
Inter-segment eliminations attributable to sales from Motorparts to Powertrain	$36	$33	$32

Cost of products sold:

	Year Ended December 31
	2017	2016	2015
Powertrain	$(4,211)	$(3,918)	$(3,902)
Motorparts	(2,731)	(2,614)	(2,713)
Inter-segment eliminations	254	244	284

Total	$(6,688)	$(6,288)	$(6,331)

Gross profit:

	Year Ended December 31
	2017	2016	2015
Powertrain	$581	$545	$548
Motorparts	610	601	540

Total	$1,191	$1,146	$1,088

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

Operational EBITDA and the reconciliation to net income (loss) is as follows:

	Year Ended December 31
	2017	2016	2015
Powertrain	$536	$497	$454
Motorparts	289	275	221

Total Operational EBITDA	$825	$772	$675
Items required to reconcile Operational EBITDA to EBITDA:
Restructuring charges and asset impairments (a)	$(37)	$(44)	$(121)
Goodwill and intangible impairment expense, net	(11)	(6)	(94)
Loss on debt extinguishment	(4)	—	—
Loss on sale of investment in nonconsolidated affiliate	(2)	—	(11)
Gain on sale of business	3	—	—
Financing charges	(15)	(12)	(9)
Discontinued operations	—	—	7
Transaction related costs	(7)	(5)	(6)
Segmentation costs	—	—	(4)
Non service pension and other postretirement benefits expense	(35)	(41)	(30)
Other	—	1	(2)

EBITDA	$717	$665	$405
Items required to reconcile EBITDA to net income (loss):
Depreciation and amortization	$(398)	$(375)	$(341)
Interest expense, net	(148)	(145)	(138)
Income tax (expense) benefit	190	(55)	(30)

Net income (loss)	$361	$90	$(104)

	Year Ended December 31
Footnotes:	2017	2016	2015
(a) Restructuring charges and asset impairments, net:
Restructuring charges related to severance and other charges, net	$(21)	$(27)	$(89)
Asset impairments, including impairments related to restructuring activities	(16)	(17)	(32)

Total Restructuring charges	$(37)	$(44)	$(121)

Total assets, capital expenditures, and depreciation and amortization information by reporting segment is as set forth in the table below.

	Total Assets		Capital Expenditures			Depreciation and Amortization
	December 31		Year Ended December 31			Year Ended December 31
	2017	2016	2017	2016	2015	2017	2016	2015
Powertrain	$4,466	$3,956	$273	$262	$301	$255	$233	$208
Motorparts	2,812	2,919	120	116	131	140	133	119

Total Reporting Segment	7,278	6,875	393	378	432	395	366	327
Corporate	236	201	—	3	8	3	9	14

Total	$7,514	$7,076	$393	$381	$440	$398	$375	$341

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

The following table shows geographic information:

	Net Sales			Net PPE
	Year Ended December 31			December 31
	2017	2016	2015	2017	2016
U.S.	$2,867	$2,757	$2,803	$673	$693
Germany	1,502	1,444	1,469	511	458
China	603	530	467	305	263
Mexico	485	456	422	179	158
France	397	378	399	68	62
Italy	275	275	262	67	57
Belgium	279	254	257	27	22
United Kingdom	204	201	218	66	63
India	252	219	210	151	138
Other	1,015	920	912	497	420

	$7,879	$7,434	$7,419	$2,544	$2,334

The following table shows nonconsolidated affiliates information:

	Equity Earnings of Nonconsolidated Affiliates, Net of Tax			Investments In Nonconsolidated Affiliates
	Year Ended December 31			Year Ended December 31
	2017	2016	2015	2017	2016
Powertrain	$57	$47	$43	$284	$232
Motorparts	11	12	13	40	38

Total	$68	$59	$56	$324	$270

21.    SUBSEQUENT EVENTS (UNAUDITED)

The Company has evaluated subsequent events through June 25, 2018 and has concluded no material transactions occurred through that date requiring disclosure or adjustment to the consolidated financial statements other than as disclosed in Note 13, Debt, Note 2, Basis of Presentation and Summary of Significant Accounting Policies and Note 20, Operations by Reporting Segment.

22.    RELATED PARTY TRANSACTIONS

Insight Portfolio Group, LLC (“Insight”) is an entity formed and controlled by Mr. Icahn in order to maximize the potential buying power of a group of entities with which Mr. Icahn has a relationship in negotiating with a wide range of suppliers of goods, services, and tangible and intangible property at negotiated rates. The Company acquired a minority equity interest in Insight and agreed to pay a portion of Insight’s operating expenses beginning in 2013. In addition to the minority equity interest held by the Company, certain subsidiaries of IEP and other entities with which Mr. Icahn has a relationship also acquired equity interests in Insight and also agreed to pay certain operating expenses.

The Company’s payments to Insight were less than $0.5 million for the years ended December 31, 2017, 2016, and 2015.

On June 1, 2015, a subsidiary of IEP completed an acquisition of substantially all of the assets of Uni-Select USA, Inc. and Beck Arnley Worldparts, Inc. comprising the U.S. automotive parts distribution of Uni-Select Inc (“Uni-Select”). Subsequent to the acquisition, Uni-Select changed its name to Auto Plus. Auto Plus is operated independently from the Company and all transactions are approved by the independent directors of the Company. In connection with the acquisition, Mr. Icahn resigned from the Company’s board of directors and our then-Co-Chief Executive Officer, Daniel A. Ninivaggi resigned from the board of directors of IEP. Mr. Ninivaggi subsequently left his officer and director positions with the Company to become Chief Executive Officer of Icahn Automotive Group LLC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

On February 3, 2016, a subsidiary of IEP acquired a majority of the outstanding shares of Pep Boys—Manny, Moe & Jack (“Pep Boys”), a leading aftermarket provider of automotive service, tires, parts and accessories across the U.S. and Puerto Rico. On February 4, 2016, the acquisition of the remaining outstanding shares of Pep Boys was completed. Pep Boys is operated independently from the Company and transactions with Pep Boys are approved by the Company’s audit committee in accordance with the Company’s policy regarding related party transactions.

The following table is a summary of net sales to Auto Plus and Pep Boys for the years ended December 31, 2017, 2016, and 2015:

	December 31
	2017	2016	2015
Net sales:
Auto Plus	$73	$54	$27
Pep Boys	$93	$39	n/a

The following table is a summary of amounts due to and from Auto Plus and Pep Boys as of December 31, 2017 and 2016:

	December 31
	2017	2016
Accounts receivable:
Auto Plus	$26	$14
Pep Boys	$41	$31
Trade accruals:
Auto Plus	$5	$3
Pep Boys	$7	$6
Other provisions:
Auto Plus	$2	$—
Pep Boys	$5	$—
Other receivables:
Auto Plus	$1	$—
Pep Boys	$1	$—

The Company had royalty income from Pep Boys of $2 million for the year ended December 31, 2017 and charged $1 million to Auto Plus during the year ended December 31, 2017.

PSC Metals, Inc. (“PSC Metals”) is a wholly-owned subsidiary of IEP. The Company’s scrap sales to PSC Metals were $2 million, $2 million, and less than $1 million for the years ended December 31, 2017, 2016, and 2015.

On December 1, 2016, the Company acquired the assets and liabilities of Beck Arnley, an entity owned by a subsidiary of IEP. The purchase price was $14 million and included a $7 million non-interest bearing note maturing on June 1, 2018. The full balance of the note was outstanding as of December 31, 2017 and 2016.

IEP has a 28% ownership interest in Hertz Global Holdings, Inc. (“Hertz”). The Company’s purchases from Hertz were $2 million for the year ended December 31, 2017.